                                                                    Exhibit 2.3

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                            STOCK PURCHASE AGREEMENT

                                 by and between

                          CROSS COUNTRY TRAVCORPS, INC.
                             a Delaware corporation,

                                       and

                           EDGEWATER TECHNOLOGY, INC.,
                             a Delaware corporation




                                ----------------

                          Dated as of December 15, 2000

                                ----------------


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

                                TABLE OF CONTENTS

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                                                                                                               PAGE
SECTION 1.        SALE AND PURCHASE OF STOCK......................................................................1
         1.1      Sale and Purchase of the Acquired Stock.........................................................1
         1.2      Purchase Price..................................................................................1
         1.3      Payment of Purchase Price.......................................................................1
         1.4      Post-Closing Purchase Price Adjustment..........................................................1
SECTION 2.        CLOSING.........................................................................................3
         2.1      General.........................................................................................3
         2.2      Closing Transactions............................................................................3
SECTION 3.        REPRESENTATIONS AND WARRANTIES OF SELLER........................................................4
         3.1      Organization and Corporate Power................................................................4
         3.2      Authorization of Transactions...................................................................4
         3.3      Capitalization..................................................................................5
         3.4      Absence of Conflicts............................................................................5
         3.5      Financial Statements and Related Matters........................................................6
         3.6      Absence of Certain Developments.................................................................6
         3.7      Taxes...........................................................................................7
         3.8      Proprietary Rights..............................................................................8
         3.9      Litigation; Proceedings.........................................................................9
         3.10     Brokers........................................................................................10
         3.11     Governmental Licenses and Permits..............................................................10
         3.12     Employees......................................................................................10
         3.13     Employee Benefit Matters.......................................................................11
         3.14     Insurance......................................................................................12
         3.15     Officers and Directors; Bank Accounts..........................................................13
         3.16     Compliance with Laws...........................................................................13
         3.17     Environmental Matters..........................................................................13
         3.18     Contracts......................................................................................14
         3.19     Absence of Undisclosed Liabilities.............................................................16
         3.20     Real Property..................................................................................16
         3.21     Affiliate Transactions.........................................................................16

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                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

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                                                                                                               PAGE
         3.22     Tangible Personal Property.....................................................................17
         3.23     Proxy Statement................................................................................17
         3.24     DGCL Section 203...............................................................................17
         3.25     Rights Agreement...............................................................................17
SECTION 4.        REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................17
         4.1      Organization and Corporate Power...............................................................17
         4.2      Authorization of Transaction...................................................................18
         4.3      No Violation...................................................................................18
         4.4      Governmental Authorities and Consents..........................................................18
         4.5      Litigation.....................................................................................18
         4.6      Brokers........................................................................................18
         4.7      Access; Accredited Investor Status.............................................................18
         4.8      Funds..........................................................................................19
         4.9      Beneficial Ownership of Seller Common Stock; Acquisition of Acquired Stock.....................19
         4.10     Proxy Statement................................................................................19
SECTION 5.        PRE-CLOSING COVENANTS OF SELLER................................................................19
         5.1      Affirmative Covenants of Seller................................................................19
         5.2      Negative Covenants of Seller...................................................................20
         5.3      Employees in North Carolina....................................................................22
         5.4      Access.........................................................................................22
         5.5      Conditions.....................................................................................22
         5.6      Preparation of Proxy Statement; Stockholders Meeting...........................................22
         5.7      Covenants Covering Competing Transactions for the Acquired Companies; Related Matters..........23
SECTION 6.        PRE-CLOSING COVENANTS OF PURCHASER.............................................................25
         6.1      Covenants of Purchaser.........................................................................25
         6.2      Conditions.....................................................................................25
SECTION 7.        CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE.................................................26
         7.1      Accuracy of Representations and Warranties.....................................................26
         7.2      Performance....................................................................................26
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                                       ii.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
         7.3      Stockholder Approval...........................................................................26
         7.4      Required Approvals.............................................................................26
         7.5      No Injunction..................................................................................26
         7.6      Closing Deliverables...........................................................................26
         7.7      New Jersey Properties..........................................................................27
SECTION 8.        CONDITIONS TO OBLIGATION OF SELLER TO CLOSE....................................................28
         8.1      Accuracy of Representations and Warranties.....................................................28
         8.2      Performance....................................................................................28
         8.3      Stockholder Approval...........................................................................28
         8.4      Required Approvals.............................................................................28
         8.5      No Injunction..................................................................................28
         8.6      Closing Deliverables...........................................................................28
SECTION 9.        TERMINATION OF AGREEMENT.......................................................................29
         9.1      Right to Terminate Agreement...................................................................29
         9.2      Effect of Termination..........................................................................30
SECTION 10.       INDEMNIFICATION RELATED MATTERS; TAXES.........................................................31
         10.1     Expiration of Representations, Warranties and Covenants........................................31
         10.2     Indemnification by Seller......................................................................32
SECTION 11.       ADDITIONAL COVENANTS...........................................................................40
         11.1     Covenant of Seller Not to Compete: Nonsolicitation.............................................40
         11.2     Confidentiality................................................................................40
         11.3     Divisibility...................................................................................41
         11.4     Tax-Qualified Plans............................................................................41
SECTION 12.       MISCELLANEOUS PROVISIONS.......................................................................42
         12.1     Time of Essence................................................................................42
         12.2     Compliance with Laws...........................................................................42
         12.3     Publicity......................................................................................42
         12.4     Access of Seller to Books and Records..........................................................42
         12.5     Expenses.......................................................................................42
         12.6     Governing Law..................................................................................42
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                                       iii.


                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                               PAGE
         12.7     Notices........................................................................................42
         12.8     Table of Contents and Headings.................................................................43
         12.9     Assignment.....................................................................................43
         12.10    Parties in Interest............................................................................43
         12.11    Severability...................................................................................43
         12.12    Entire Agreement...............................................................................44
         12.13    Waiver.........................................................................................44
         12.14    Amendments.....................................................................................44
         12.15    Interpretation of Agreement....................................................................44


                                        iv.

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT ("AGREEMENT") is entered into as of December 15, 2000, by and between CROSS COUNTRY TRAVCORPS, INC., a Delaware corporation ("PURCHASER"), and EDGEWATER TECHNOLOGY, INC., a Delaware corporation ("SELLER"). Certain capitalized terms used in this Agreement are defined on EXHIBIT A.

                                    RECITALS

         A. Seller, through its subsidiaries listed on the ACQUIRED COMPANIES SCHEDULE, is engaged in the business of permanent placement and temporary staffing of clinical trials support services personnel.

         B. Seller owns 100% of the issued and outstanding Capital Stock of each of the companies listed on the ACQUIRED COMPANIES SCHEDULE (collectively, the "ACQUIRED COMPANIES").

         C. Purchaser wishes to purchase all of the Capital Stock of the companies on the ACQUIRED COMPANIES SCHEDULE owned by Seller, as set forth on the ORGANIZATION SCHEDULE (the "ACQUIRED STOCK"), from Seller on the terms and subject to the conditions set forth in this Agreement, and Seller wishes to sell to Purchaser on the terms and subject to the conditions set forth in this Agreement, all of the Acquired Stock.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and of the mutual representative warranties, and covenants, which are to be made and performed by the respective parties, Purchaser and Seller hereby agree as follows:

SECTION 1. SALE AND PURCHASE OF STOCK

         1.1 SALE AND PURCHASE OF THE ACQUIRED STOCK. At the Closing (as defined in Section 2.1 hereof), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the Acquired Stock owned, directly or indirectly, by Seller as such ownership is set forth on the ORGANIZATION SCHEDULE in accordance with this Agreement.

         1.2 PURCHASE PRICE. The purchase price payable by Purchaser for the Acquired Stock (the "PURCHASE PRICE") shall be Thirty-One Million Dollars ($31,000,000.00).

         1.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Purchaser to Seller on the Closing Date by wire transfer of immediately available funds to an account or accounts to be designated by Seller at least one (1) business day prior to the Closing.

         1.4 POST-CLOSING PURCHASE PRICE ADJUSTMENT.

                  (a) CLOSING DATE BALANCE SHEET; CALCULATION OF THE NET WORKING CAPITAL ADJUSTMENT. Within forty-five (45) days following the Closing Date, Purchaser shall cause the

Acquired Companies to prepare and deliver to Seller the Closing Date Balance Sheet, which will reflect the Net Working Capital. One hundred and twenty
(120) days following the Closing Date (the "REALIZATION DATE"), Purchaser shall cause the Acquired Companies to prepare and deliver to Seller a calculation of the Net Working Capital Adjustment, if any. Following the Closing, each of Purchaser and Seller shall provide the other party and any independent auditors of such other party with access at all reasonable times to the properties, books, records, work papers (including those of the parties' respective accountants, subject to customary limitations) and personnel of the other for purposes of preparing and reviewing the Closing Date Balance Sheet, the Adjusted Net Working Capital and the Net Working Capital Adjustment and for the matters contemplated by this Section 1.4.

                  (b) DISPUTES. Seller shall have thirty (30) days after delivery to it by Purchaser of each of the Closing Date Balance Sheet and the Net Working Capital Adjustment calculation during which to notify Purchaser of any good faith dispute of any item contained in the Closing Date Balance Sheet or the Net Working Capital Adjustment calculation, which notice shall set forth in reasonable detail the basis for such dispute. In the event that Seller shall so notify Purchaser of any such dispute on or before the last day of either such 30-day period, Purchaser and Seller and their respective accountants shall negotiate in good faith to resolve such dispute as promptly as possible. If Purchaser and Seller and their respective accountants are unable to resolve any such dispute within 30 days of Seller's delivery of such notice, such dispute shall be resolved by a jointly selected nationally recognized accounting firm retained to resolve any disputes between Purchaser and Seller over any item contained in the Closing Date Balance Sheet or the Net Working Capital Adjustment calculation (the "INDEPENDENT ACCOUNTING FIRM"), which shall make its determination as promptly as practicable, and such determination shall be final and binding on the parties. The Independent Accounting Firm shall, acting as experts and not as arbitrators, determine in a manner consistent with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Date Balance Sheet or the Net Working Capital Adjustment calculation requires adjustment; PROVIDED, HOWEVER, the parties shall endeavor to have the Independent Accounting Firm conduct one review of the matters specified in this paragraph (b) in the event there is, or it is reasonably likely that there will be, a dispute concerning both the Closing Date Balance Sheet and the Net Working Capital Adjustment. If Seller and Purchaser cannot jointly agree on the identity of the Independent Accounting Firm, Seller and Purchaser shall each submit to their respective accountants the name of an accounting firm which does not at the time provide services to the Acquired Companies, Seller, or Purchaser, and the Independent Accounting Firm shall be selected from these two firms by the respective accountants of the parties. Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Seller and Purchaser. The Closing Date Balance Sheet and the Net Working Capital Adjustment calculation, as modified by resolution of any disputes, if any, by Purchaser and Seller or by the Independent Accounting Firm, shall be deemed final and binding on the parties on the earliest of: (i) the failure of Seller to notify Purchaser of a dispute within 30 days after the delivery of the Net Working Capital Adjustment calculation to Seller; (ii) the resolution of any disputes regarding the Net Working Capital Adjustment calculation by Purchaser and Seller and their respective accountants; and (iii) the resolution of any dispute regarding the Net Working Capital Adjustment pursuant to this Section by the Independent Accounting Firm (the "DETERMINATION DATE").

                  (c) PAYMENT AND ASSIGNMENT. If the Net Working Capital Adjustment is greater than zero, then within five (5) business days after the Determination Date Seller shall pay to Purchaser an amount equal to the Net Working Capital Adjustment, together with interest thereon at the applicable federal rate, calculated from the Closing Date to the date of payment. If the Net Working Capital Adjustment is equal to zero, then no payment shall be due by Seller to Purchaser. If the Net Working Capital Adjustment is less than zero, then within five (5) business days after the Determination Date Purchaser shall pay to Seller an amount equal to the absolute value of the Net Working Capital Adjustment, together with interest thereon at the applicable federal rate, calculated from the Closing Date to the date of payment. The amount of any payment required to be made pursuant to this Section 1.4(c) shall not exceed the amount of the Purchase Price to be paid at the Closing. If any amount of the accounts receivable line item listed on the Closing Date Balance Sheet remains unpaid on the Realization Date, such unpaid amount shall be assigned, as of the Realization Date, by Purchaser or the Acquired Companies, as applicable, to Seller. In connection with such assignment, Purchaser or the Acquired Companies, as applicable, shall promptly execute all documents, agreements and certificates that are necessary to effect any such assignment to Seller.

SECTION 2. CLOSING

         2.1 GENERAL. The Closing of the transactions contemplated by Section 1 (the "CLOSING") shall be held at the offices of Morgan, Lewis & Bockius, LLP, 101 Park Avenue, New York, NY 10178, or some other mutually agreeable location, at 10:00 a.m. on the date two (2) business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself), or at such other place, time and/or date as may be jointly designated by Purchaser and Seller. By mutual agreement of the parties, closing may take place by conference call and facsimile with exchange of original signatures by overnight mail.

         2.2 CLOSING TRANSACTIONS. Subject to the conditions set forth in this Agreement, the parties shall consummate the following transactions (the "CLOSING TRANSACTIONS") at the Closing:

                  (a) Seller shall sell and transfer to Purchaser or its designees the Acquired Stock, free and clear of all Liens and Encumbrances, by delivering to Purchaser or its designees, one or more certificates representing the Acquired Stock, duly endorsed in blank (or accompanied by duly executed stock powers) and otherwise in form acceptable for transfer on the books of the Acquired Companies;

                  (b) Purchaser shall pay the Purchase Price as contemplated by
Section 1.2; and

                  (c) Seller and Purchaser shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Section 7 and Section 8 of this Agreement, as applicable.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that, except as disclosed or otherwise referred to in any of the disclosure schedules attached hereto (collectively, "DISCLOSURE SCHEDULE") or in any of the documents attached to the DISCLOSURE SCHEDULE, as of the date of this Agreement:

         3.1 ORGANIZATION AND CORPORATE POWER.

                  (a) The "ORGANIZATION SCHEDULE" attached hereto contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder or equity holder and the number of shares or other equity interests held by each), determined as of the date hereof. Except as set forth on the ORGANIZATION SCHEDULE, none of the Acquired Companies owns or holds the right to acquire any Capital Stock in any other Person. Seller is validly existing and in good standing as a corporation under the laws of the State of Delaware, and, subject to the satisfaction of its conditions precedent to Closing, has all necessary corporate power to perform its obligations under the Transaction Documents.

                  (b) Each Acquired Company is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate or organizational power and authority, as appropriate, to conduct the business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each Acquired Company is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect.

                  (c) Seller has delivered to Purchaser correct and complete copies of the certificate of incorporation and bylaws (or equivalent governing documents) of each Acquired Company, which documents reflect all amendments made thereto at any time before the date hereof. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors (or equivalent parties), the stock certificate books, and the stock record books of the Acquired Companies have been furnished to Purchaser. None of the Acquired Companies is in default under or in violation of any provision of its certificate of incorporation or by-laws (or equivalent governing documents).

         3.2 AUTHORIZATION OF TRANSACTIONS. Seller and each Acquired Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and, subject to the adoption and approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the shares of common stock of Seller outstanding on the record date and entitled to vote thereon at the Stockholders Meeting (the "STOCKHOLDER VOTE CONDITION"), to consummate the transactions contemplated hereby and thereby and to carry out their respective obligations hereunder and thereunder. The board of directors of Seller has duly approved the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of Seller or any Acquired Company are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and, subject to the satisfaction of the Stockholder Vote
Condition, the performance of their respective obligations thereunder or the consummation of the transactions contemplated thereby. All Transaction
Documents to which Seller or any Acquired Company is a party have been duly executed and delivered by Seller and/or such Acquired Company and constitute the valid and binding agreements of Seller and/or such Acquired Company, enforceable against Seller and/or such Acquired Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and as limited by general principles of equity that restrict the availability of equitable remedies.

         3.3 CAPITALIZATION. The authorized Capital Stock of each Acquired Company consists of the number and type of shares or other interests (and par values) set forth relative to such Acquired Company's name on the ORGANIZATION SCHEDULE. Except as set forth on the ORGANIZATION SCHEDULE, all of the issued and outstanding Capital Stock of the Acquired Companies have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and owned beneficially by the Persons and in the manner described on the ORGANIZATION SCHEDULE, free and clear of all Liens and Encumbrances, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. The delivery of certificates at the Closing representing the Acquired Stock in the manner provided in Section 2.2 will transfer to Purchaser or its designees, directly or indirectly, good and valid title to the Acquired Stock, which constitutes all of the outstanding capital stock of or other ownership interests in each Acquired Company, in each case, free and clear of all Liens and Encumbrances. Except as set forth on the ORGANIZATION SCHEDULE, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which Seller or any Acquired Company is a party or which are binding upon Seller or any Acquired Company providing for the issuance, disposition, or acquisition of any Acquired Company's Capital Stock (other than this Agreement). Other than as set forth on the ORGANIZATION SCHEDULE, there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to any Acquired Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Capital Stock of any Acquired Company. No Acquired Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock.

         3.4 ABSENCE OF CONFLICTS. Except as set forth on the "CONFLICTS SCHEDULE" attached hereto, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Seller and/or any Acquired Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of,
(b) constitute (with or without notice or lapse of time or both) a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien or Encumbrance upon the Capital Stock (including, without limitation, the Acquired Stock) or any Lien or Encumbrance (excluding Permitted Encumbrances) upon the assets of any Acquired Company by any Person other than Purchaser pursuant to, or (f) require, to the extent not already obtained, any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person or any court or administrative or other governmental body or agency under: (1) the certificate of incorporation or by-laws (or equivalent governing documents) of Seller or any of the Acquired Companies; (2) any indenture, mortgage, material lease, loan agreement or other material agreement or material instrument to which Seller or any of the Acquired Companies or their respective assets or properties is bound or affected; (3) any material law, statute, rule or regulation to which Seller or any of the Acquired Companies is subject (except in connection with the filing with the SEC of a proxy statement relating to the solicitation of votes concerning the approval necessary to satisfy the Stockholder Vote Condition (as amended or supplemented from time-to-time, the "PROXY STATEMENT"), the satisfaction of the Stockholder Vote Condition pursuant to the DGCL and the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement); or
(4) any judgment, order or decree to which Seller or any Acquired Company is subject.

         3.5 FINANCIAL STATEMENTS AND RELATED MATTERS.

                  Attached hereto as the "FINANCIAL STATEMENTS SCHEDULE" are copies of: (i) an unaudited combined balance sheet as of October 31, 2000 (the "LATEST BALANCE SHEET") and the related unaudited combined statement of income for the ten (10) months then-ended October 31, 2000 for the Acquired Companies; and (ii) an unaudited balance sheet and statement of income as of and for the fiscal year ended December 31, 1999, for the Acquired Companies (collectively, the "FINANCIAL STATEMENTS"). Except as set forth on the FINANCIAL STATEMENTS SCHEDULE, each of the Financial Statements is accurate and complete in all material respects, is consistent with the Acquired Companies' books and records (which, in turn, are accurate and complete in all material respects), presents fairly the Acquired Companies' financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of interim unaudited financial statements to changes resulting from normal year-end adjustments and to the absence of footnote disclosure.

         3.6 ABSENCE OF CERTAIN DEVELOPMENTS. Except for the execution and delivery of the Transaction Documents and the transactions to take place pursuant hereto on or before the Closing Date, since October 31, 2000, there has not been any Material Adverse Change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Change. Without limiting the foregoing, except as set forth on the attached "DEVELOPMENTS SCHEDULE," since October 31, 2000, neither Seller (solely with respect to the Acquired Companies) nor any of the Acquired Companies has:

                  (a) subjected any material portion of the properties or assets of any Acquired Company to any Lien or Encumbrance (other than Permitted Encumbrances);

                  (b) entered into, amended or terminated any material lease, contract, agreement or commitment applicable to any Acquired Company, or taken any other action or entered into any other material transaction applicable to any Acquired Company other than in the Ordinary Course of Business;

                  (c) declared, set aside or paid outside of the Ordinary Course of Business any dividends or made any other distributions (whether in cash or in kind) with respect to any shares (or other interests) of the Capital Stock of any Acquired Company;

                  (d) made any capital expenditures or commitments for capital expenditures on behalf of any Acquired Company except for amounts less than $50,000;

                  (e) (i) increased the salary, wages or other compensation of any officer or employee of any Acquired Company whose annual salary is, or after giving effect to such change would be, $150,000 or more; (ii) established or modified with respect to any Acquired Company any of the (x) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment contract or other employee compensation arrangement or (y) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment contract or other employee compensation arrangement; or
(iii) adopted, entered into, amended, modified or terminated (partial or complete) any Benefit Plan except to the extent required by applicable law;

                  (f) (i) incurred, either directly or on behalf of an Acquired Company, any indebtedness in an aggregate principal amount exceeding $100,000 (net of any amounts discharged during such period), or (ii) voluntarily purchased, cancelled, prepaid or completely or partially discharged in advance of a scheduled payment date with respect to, or waived any right of any Acquired Company under, any indebtedness of or owing to any Acquired Company (in either case other than any indebtedness of any Acquired Company owing to another Acquired Company);

                  (g) made any material change in the accounting policies of any Acquired Company; or

                  (h) committed to do any of the foregoing.

         3.7 TAXES. Except as set forth on the attached "TAXES SCHEDULE":

                  (a) All Tax Returns with respect to each Acquired Company that were required to be filed prior to the date hereof have been timely filed and all such Tax Returns required to be filed prior to the Closing will be timely filed, and all of those Tax Returns were, or will be, true, correct and complete in all material respects;

                  (b) all Taxes due and payable have been paid by each Acquired Company or will be paid by the appropriate due date and no amount of such Taxes is delinquent;

                  (c) no deficiency for any amount of Tax in excess of $50,000 which has not been resolved has been asserted or assessed in writing by a taxing authority against any of the Acquired Companies, and Seller has no Knowledge that any such written assessment or asserted Tax liability shall be made;

                  (d) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of Seller, threatened in writing against or with respect to any of the Acquired Companies;

                  (e) there is not currently in force with respect to any of the Acquired Companies any (A) waiver of any statute of limitations relating to Taxes, (B) agreement to any extension of the period for assessment or collection of Taxes or (C) power of attorney relating to Taxes;

                  (f) none of the Acquired Companies is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person with respect to the Acquired Companies and none of the Acquired Companies has any current or potential contractual obligation to indemnify any other Person with respect to Taxes regarding the Acquired Companies;

                  (g) none of the Acquired Companies has any obligation to make any payment that could be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law);

                  (h) no written claim has been made and delivered by a taxing authority in a jurisdiction where any of the Acquired Companies does not pay Taxes or file Tax Returns that Seller or any Acquired Company is or may be subject to Taxes assessed by such jurisdiction;

                  (i) each of the Acquired Companies has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party relating to the Acquired Companies;

                  (j) the TAXES SCHEDULE contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller and/or each of the Acquired Companies files Tax Returns relating to the Acquired Companies; there are no other jurisdictions in which Tax Returns are required to be filed;

                  (k) none of the Acquired Companies has any liability for taxes under Treasury Regulations section 1.1502-6 or any similar state, local or foreign provision; and

                  (l) Seller is the common parent of the affiliated group (as defined in Code section 338(h)(5)) of which the Acquired Companies are members. This affiliated group files consolidated federal income tax returns.

         3.8 PROPRIETARY RIGHTS.

                  (a) The "PROPRIETARY RIGHTS SCHEDULE" attached hereto contains a complete and accurate list of all material Proprietary Rights owned, licensed or used by any of the Acquired Companies, including (i) patented and registered Proprietary Rights owned or used by any of the Acquired Companies, (ii) pending patent applications and applications for registrations of other Proprietary Rights filed by or on behalf of or owned by any of the Acquired Companies, (iii) material unregistered trade names, Internet domain names, web sites and corporate names owned or used by Seller or any of its Affiliates (excluding the Acquired Companies) with respect to any of the Acquired Companies and (iv) material unregistered trademarks, service marks and logos and the computer software owned or used by Seller or any of its Affiliates (excluding the Acquired Companies) with respect to any of the Acquired Companies. Except as to licenses and agreements contained in customer contracts or entered into in connection therewith that grant customers the right to use or assign rights in Proprietary

Rights developed therefor, the PROPRIETARY RIGHTS SCHEDULE contains a complete and accurate list of all material licenses and other rights granted by Seller or any of the Acquired Companies to any third party with respect to any Proprietary Rights, in each case identifying the subject Proprietary Rights. Except as set forth on the PROPRIETARY RIGHTS SCHEDULE, the Acquired Companies own, free of all Liens and Encumbrances (except Permitted Encumbrances), all right, title and interest to, or have the right to use pursuant to a valid license, all of the Proprietary Rights set forth on the PROPRIETARY RIGHTS SCHEDULE and all other Proprietary Rights reasonably necessary for the operation of the Acquired Companies as presently conducted. Except as set forth on the PROPRIETARY RIGHTS SCHEDULE, the loss or expiration of any Proprietary Rights or related group of Proprietary Rights owned or used by any of the Acquired Companies has not had a Material Adverse Effect on the Acquired Companies and such a loss or expiration of Proprietary Rights is not pending or, to the Knowledge of Seller, threatened in writing.

                  (b) Except as set forth on the PROPRIETARY RIGHTS SCHEDULE,
(i) all of the Proprietary Rights owned or used by the Acquired Companies are valid and enforceable and have not been misused, and no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or to Seller's Knowledge, has been threatened in writing, and, to Seller's Knowledge, there are no grounds for the same; (ii) neither Seller nor any of the Acquired Companies has received any written notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (iii) to the Knowledge of Seller, neither Seller nor any of the Acquired Companies has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Acquired Companies.

                  (c) The transactions contemplated by this Agreement shall have no Material Adverse Effect on the Acquired Companies' rights, title and interest in and to any of their respective Proprietary Rights. Each of the Acquired Companies has taken all necessary actions to maintain and protect their respective material Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not materially and adversely affect the validity or enforcement of such Proprietary Rights. To the Knowledge of Seller, the owners of any Proprietary Rights that are licensed to any Acquired Company (other than third party off-the-shelf computer software) have taken all necessary actions to maintain and protect such Proprietary Rights.

         3.9 LITIGATION; PROCEEDINGS. Except as set forth on the "LITIGATION SCHEDULE" attached hereto, there are no (i) material actions, suits, complaints, charges in writing, proceedings, orders, investigations or claims pending or, to the Knowledge of Seller, threatened in writing against or affecting any of the Acquired Companies (or to the Knowledge of Seller, pending or threatened in writing against or affecting any of the officers, directors or key employees of any of the Acquired Companies with respect to the business of the Acquired Companies) at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, (including, without limitation, any actions, suits, complaints, charges, proceedings or investigations with respect to the transactions contemplated by this Agreement) or (ii) outstanding orders, laws, rules or regulations restraining, enjoining, prohibiting or otherwise making illegal the purchase and sale of the Acquired Stock pursuant to this Agreement. Except as set forth on the LITIGATION SCHEDULE, none of the Acquired Companies is subject to any material grievance arbitration proceedings under collective bargaining agreements or otherwise or, to the Knowledge of Seller, any governmental investigations or inquiries. Except as set forth on the LITIGATION SCHEDULE, none of the Acquired Companies is subject to any judgment, order or decree of any court or other governmental agency (or settlement enforceable therein).

         3.10 BROKERS. Except as set forth on the "BROKERAGE SCHEDULE" attached hereto, neither Seller nor any of the Acquired Companies has retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

         3.11 GOVERNMENTAL LICENSES AND PERMITS. The "PERMITS SCHEDULE" attached hereto contains a listing and summary description of all material Licenses used in the conduct of the business of the Acquired Companies as presently conducted (including, without limitation, material Licenses owned or possessed by any of the Acquired Companies). Except as indicated on the PERMITS SCHEDULE, the Acquired Companies own or possess all right, title and interest in and to all of the material Licenses that are necessary to conduct their business as presently conducted. Each of the Acquired Companies is in material compliance with the terms and conditions of such material Licenses and neither Seller nor any Acquired Company has received any notices that an Acquired Company is in violation of or default under (or with the giving of notice or lapse of time or both, would be in violation of or in default under) any of the terms or conditions of such material Licenses. Each of the Acquired Companies has taken all necessary action to maintain such material Licenses. No loss or expiration of any such material License is threatened (in writing) or pending other than expiration in accordance with the terms thereof. Except as indicated on the PERMITS SCHEDULE, all of the Licenses shall survive the transactions contemplated hereby.

         3.12 EMPLOYEES. Except as set forth on the "EMPLOYEES SCHEDULE" attached hereto, to the Knowledge of Seller, no key executive employee and no group of key internal employees or independent contractors of any of the Acquired Companies has any plans to terminate his, her or its employment or relationship as an independent contractor with any of the Acquired Companies other than in the Ordinary Course of Business. Except as set forth on the EMPLOYEES SCHEDULE, each of the Acquired Companies has complied in all material respects with, and remains in compliance in all material respects with, all applicable laws relating to the employment of personnel and labor. Except as set forth on the EMPLOYEES SCHEDULE, none of the Acquired Companies is a party to or bound by any collective bargaining agreement, nor has such party experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. To the Knowledge of Seller, none of the Acquired Companies has engaged in any unfair labor practice. Seller has no Knowledge of any organizational effort presently being made or which has been threatened in writing by or on behalf of any labor union with respect to any employees of any of the Acquired Companies. None of the Acquired Companies has implemented any plant closing, mass layoff, collective dismissals or reductions as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN"), or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will have been implemented before Closing without advance notification to Purchaser.

         3.13 EMPLOYEE BENEFIT MATTERS.

                  (a) Except as set forth on the "BENEFIT PLANS SCHEDULE" attached hereto, with respect to current or former employees (or their beneficiaries) of each of the Acquired Companies, none of Seller, any of the Acquired Companies or any entity that would be deemed a "single employer" with Seller or any Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an "ERISA AFFILIATE") maintained or contributed to or has any material actual or potential liability with respect to any (i) deferred compensation, profit sharing, severance, incentive, change in control, bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option, stock purchase, restricted stock, tuition refund, disability, fringe benefit or any other policies, plans or programs whether in writing or oral, insured or self-insured and whether or not terminated. None of Seller, any of the Acquired Companies or any ERISA Affiliate or any of their predecessors have within the previous six years contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and none of Seller, any of the Acquired Companies or any ERISA Affiliate or any of their predecessors have maintained or contributed within the previous six years to any defined benefit plan (as defined in Section 3(35) of ERISA). The plans and other arrangements, programs and agreements referred to in the preceding two sentences are referred to collectively as the "BENEFIT PLANS." None of Seller, any of the Acquired Companies or any ERISA affiliate maintains or contributes to any Benefit Plan which provides health, accident or life insurance benefits to current or future retirees or terminees, their spouses or dependents, other than in accordance with Section 4980B of the Code ("COBRA").

                  (b) Each Benefit Plan (and each related trust and insurance contract) set forth on the BENEFIT PLANS SCHEDULE (i) complies in form and in operation in all material respects with the requirements of applicable laws and regulations, including, without limitation, ERISA and the Code and the nondiscrimination rules thereof, (ii) has received or will have received prior to the Closing Date all contributions, premiums or payments required by any Benefit Plan with respect to all periods through the Closing Date, and (iii) with respect to each Benefit Plan which is intended to be qualified under section 401(a) of the Code, has been amended on a timely basis in compliance with the Code and, except as set forth on the BENEFIT PLANS SCHEDULE, has either received from the Internal Revenue Service a favorable determination letter which considers the terms of such Benefit Plan as amended or is within the remedial amendment period for obtaining such letter, and nothing has occurred or is expected to occur through the Closing Date that caused or could cause the revocation of such favorable determination letter or the imposition of any material penalty or tax.

                  (c) Except as set forth on the BENEFIT PLANS SCHEDULE, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Benefit Plans set forth on the BENEFIT PLANS SCHEDULE have been properly and timely filed with the appropriate government agency and distributed to participants as required. Seller, each of the Acquired Companies and each ERISA Affiliate have complied in all material respects with the requirements of COBRA.

                  (d) With respect to each Benefit Plan set forth on the BENEFIT PLANS SCHEDULE, (i) there have been no prohibited transactions as defined in
Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plans, and (iii) no actions, investigations, suits or claims with respect to any Benefit Plan, any trustee or fiduciary thereof, Seller, any Acquired Company or any ERISA Affiliate, any director, officer or employee thereof or the assets of any trust of the Benefit Plans thereof (other than non-material routine claims for benefits) are pending and neither Seller nor any Acquired Company has Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, investigations, suits or claims.

                  (e) None of Seller, any of the Acquired Companies or any ERISA Affiliate has incurred or has any reason to expect that it will incur, any material liability to the Pension Benefit Guaranty Corporation (other than routine premium payments ) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that Seller, any of the Acquired Companies or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed or ever has been required to contribute to.

                  (f) Except as set forth on the BENEFIT PLANS SCHEDULE, each individual who has received compensation for the performance of services on behalf of any Acquired Company has been properly classified as an employee or independent contractor in accordance with applicable laws.

                  (g) None of Seller, the Acquired Companies or any ERISA Affiliate maintains any Benefit Plan which provides benefits to any employee or former employee (or to their beneficiaries or dependents) of the Acquired Companies employed outside the United States.

                  (h) Except as disclosed on the BENEFITS PLANS SCHEDULE, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or shareholder of the Acquired Companies (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination following such transactions. Except as disclosed on the BENEFITS PLAN SCHEDULE, neither Seller nor any Acquired Company has any unfunded liabilities pursuant to any Benefit Plan concerning an Acquired Company that is not intended to be qualified under
Section 401(a) of the Code and that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

         3.14 INSURANCE. The "INSURANCE SCHEDULE" contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect (together with a two year claims history) that insure the business, operations or employees of the Acquired Companies or affect or relate to the ownership, use or operation of the Business or any of the assets and properties of the Acquired Companies and that (i) have been issued to any Acquired Company or (ii) have been issued to any Person (other than any Acquired Company) for the benefit of the Business or any Acquired Company. Except as set forth on the INSURANCE SCHEDULE, the insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Except as set forth on the INSURANCE SCHEDULE, each policy listed on the INSURANCE
SCHEDULE is valid and binding and in full force and effect, no premiums due on or prior to the Closing Date thereunder have not been paid and none of Seller, any Acquired Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Except as set forth on the INSURANCE SCHEDULE, neither Seller nor any of the Acquired Companies has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

         3.15 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The "OFFICERS, DIRECTORS AND BANK ACCOUNTS SCHEDULE" attached hereto lists all officers and directors of each of the Acquired Companies, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for each of the Acquired Companies and all Persons having signatory power with respect thereto.

         3.16 COMPLIANCE WITH LAWS. Except as set forth on the "COMPLIANCE SCHEDULE" attached hereto, the operations of the Business have, and each of the Acquired Companies has, complied in all material respects with and is in material compliance with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to it or which such Acquired Companies may otherwise be subject, and no material claims have been filed against any Acquired Companies, or Seller (concerning the Acquired Companies), alleging a material violation of any such laws or regulations, and none of the Acquired Companies or Seller has received written notice of any such past or present violations nor, to the Knowledge of Seller, has the Business or any Acquired Company been the subject of any inquiry or investigation by any governmental or regulatory authority regarding any such present or past failure. Except as set forth on the COMPLIANCE SCHEDULE, Seller (concerning the Acquired Companies) and the Acquired Companies have complied in all material respects with all laws, regulations and ordinances of federal, state and local governments and all agencies thereof applicable to present or former employees (or any Person found to be a present or former employee), employees' collective bargaining representatives, job applicants or any association or group of such Persons, of any Acquired Company, including without limitation any provisions thereof relating to terms and conditions of employment, wages, hours, the payment of social security and similar taxes and occupational safety and health.

         3.17 ENVIRONMENTAL MATTERS. Except as set forth on the "ENVIRONMENTAL SCHEDULE" attached hereto, each of the Acquired Companies has complied in all material respects, and is currently in compliance in all material respects, with Environmental and Safety Requirements. Except as set forth on the ENVIRONMENTAL SCHEDULE, none of the Acquired Companies nor Seller has received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to any Acquired
Company or any Acquired Company's properties or facilities. Without limiting the generality of the foregoing, each of the Acquired Companies has obtained and complied in all material respects with, and are currently in compliance in all material respects with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the use and occupancy of the properties and facilities and the operation of their business. None of the properties or facilities operated or leased by the Acquired Companies contains any chemicals, pollutants or substances in, on, over, under or at it, in concentrations which would be reasonably likely to result in the imposition of liability or obligations on the Acquired Companies for the investigation, corrective action, remediation or monitoring at those properties and facilities. The Acquired Companies have not contractually, or to the Knowledge of Seller by operation of law, including the Environmental and Safety Requirements, or otherwise assumed or succeeded to any environmental liabilities or obligations of any predecessors or any other Person or entity.

         3.18 CONTRACTS.

                  (a) Except as specifically contemplated by this Agreement and except as set forth on the "CONTRACTS SCHEDULE" attached hereto, neither Seller (only with respect to the Acquired Companies) nor any of the Acquired Companies is a party to or bound by any:

                           (i) collective  bargaining  agreement or contact with
any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

                           (ii) contract for the internal employment of any
officer, individual employee or other person on a full-time or part-time basis providing annual compensation in excess of $125,000;

                           (iii) change of control or severance agreement or
similar arrangement;

                           (iv) agreement or indenture relating to the borrowing
of money or to mortgaging, pleading or otherwise placing a Lien or Encumbrance on any of its assets;

                           (v) contract under which any of the Acquired
Companies has advanced or loaned any other Person amounts in the aggregate exceeding $50,000, other than trade credit extended in the Ordinary Course of Business;

                           (vi) agreement with respect to the lending or
investing of funds;

                           (vii) guaranty of any  obligation, other then
endorsement made for collection and guarantees of obligation of an Acquired Company pursuant to any Lease;

                           (viii) management, consulting, advertising,
marketing, promotion, technical services, advisory or other contract or other similar arrangement relating to the design, marketing, promotion, management or operation of the Acquired Companies involving payments in excess of $200,000 per year;

                           (ix) lease or agreement under which it is lessee of,
or holds or operates, any personal property owned by any other Person calling for payment is excess of $100,000 annually;

                           (x) lease or agreement under which it is lessor of or
permits any third party to hold or operate any property, real or personal, owned or controlled by it and calling for payments in excess of $100,000 per year;

                           (xi) agreement or group of related  agreements with
the same Person for the purchase of products or services under which the annual expense of such products and services has a price in excess of $200,000;

                           (xii) contracts relating to (A) the future
disposition or acquisition of any assets or properties of the Acquired Companies, other than dispositions or acquisitions in the Ordinary Course of Business, and (B) any business combination;

                           (xiii) contracts that incur indebtedness or incur or
suffer to exist any Lien;

                           (xiv) contracts arising solely out of an acquisitive
or dispositive transaction (A) obligating an Acquired Company to make, or provide for, indemnification or (B) to which indemnification is provided to an Acquired Company or Seller (only with respect to and directly involving any Acquired Company); and

                           (xv) contracts with any Person containing any
provision or covenant prohibiting or limiting the ability of an Acquired Company to engage in any business or compete with any Person concerning any business or prohibiting or limiting the ability of any Person to compete with the Business or an Acquired Company.

                  (b) The CONTRACTS SCHEDULE contains a complete and accurate list of the contracts or agreements with the top ten (10) customers of Seller with respect to the Acquired Companies, with such top customers determined based upon annual revenues with respect to such customers for period from January 1, 2000 through October 31, 2000. Except as disclosed on the CONTRACTS SCHEDULE, since October 31, 2000, no such customer has (i) ceased purchases from the Acquired Companies or the Business or (ii) materially reduced its purchases from the Acquired Companies or the Business (other than as a result of fluctuations that are customary in the Ordinary Course of Business). Except as disclosed on the CONTRACTS SCHEDULE, to the Knowledge of Seller, no such customer is threatened with bankruptcy or insolvency.

                  (c) Except as disclosed on the CONTRACTS SCHEDULE: (i) no contract required to be disclosed on the CONTRACTS SCHEDULE and no other material contract or commitment has been materially breached or canceled by the Acquired Companies; (ii) each of the Acquired Companies has performed all of the material obligations required to be performed by them in connection with the contracts required to be disclosed on the CONTRACTS SCHEDULE and no Acquired Company is in material default (whereby such default is continuing and has not be cured) under or in material breach of any such contracts, and no event has occurred which with the passage of time of the giving of notice or both, would result in such a continuing material default or material breach thereunder; (iii) each material agreement including any contract required to be disclosed on the CONTRACTS SCHEDULE, is legal, valid, binding, enforceable and in full force and effect; and (iv) except as disclosed on the CONTRACTS SCHEDULE, none of the Acquired Companies is, or has received notice that it is, in violation or breach of or default under any such contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract).

         3.19 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the "UNDISCLOSED LIABILITIES SCHEDULE" attached hereto, no Acquired Company has any liabilities except: (i) obligations under executory contracts described on the CONTRACTS SCHEDULE or under executory contracts or commitments not required to be disclosed thereon; (ii) liabilities reflected or reserved for on the liabilities side of the Latest Balance Sheet; (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement; and/or (iv) liabilities specifically identified and disclosed elsewhere in this Agreement or the liabilities specifically identified and disclosed in the DISCLOSURE SCHEDULES attached hereto.

         3.20 REAL PROPERTY. All real property leased, used or occupied by the Acquired Companies (the "LEASES") is identified on the "REAL ESTATE SCHEDULE" and no other real property is used for the conduct of the Business. The Acquired Companies do not own any real property.

                  (a) Except as disclosed on the REAL ESTATE SCHEDULE, each Acquired Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Leases in accordance with the terms thereof. Each Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of such Acquired Company and of each other Person that is a party thereto, and except as set forth on the REAL ESTATE SCHEDULE, there is no, and neither Seller nor any Acquired Company has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. None of the Acquired Companies owes any brokerage commissions with respect to any such leased space.

                  (b) Except as disclosed on the REAL ESTATE SCHEDULE, the improvements on the real property which are subject to the Leases are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

         3.21 AFFILIATE TRANSACTIONS. Except as disclosed on the "AFFILIATED TRANSACTIONS SCHEDULE" attached hereto, (i) there are no intercompany liabilities between an Acquired Company, on the one hand, and Seller, any Affiliate of Seller or any Insider, (ii) neither Seller, any Affiliate of Seller or any Insider provides or causes to be provided to an Acquired Company any assets, services or facilities and (iii) neither Seller, any Affiliate of Seller or any Insider is party to any agreement, contract or commitment or transaction with any Acquired Company.

         3.22 TANGIBLE PERSONAL PROPERTY. The Acquired Companies are in possession of and have good title to, or have valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the conduct of the Business, including all tangible personal property reflected on the Latest Balance Sheet and tangible personal property acquired since October 31, 2000 other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property is free and clear of all Liens and Encumbrances, other than Permitted Encumbrances, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

         3.23 PROXY STATEMENT. None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the Proxy Statement will on the date it is first mailed to the Company's stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; PROVIDED, HOWEVER, that no representation is made by Seller with respect to statements made therein based on information supplied in writing by Purchaser specifically for inclusion therein. The Proxy Statement will comply as to form with the applicable requirements of the Exchange Act.

         3.24 DGCL SECTION 203. Assuming the truth and accuracy of the representations and warranties contained in Section 4 of this Agreement, Section 203 of the DGCL will not have any effect (including, without limitation, a special required vote of the stockholders of Seller owning more than a majority of the outstanding shares of Seller's Capital Stock as of the record date for the Stockholders Meeting) on this Agreement or the transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation of the DGCL or, to the knowledge of Seller, any other jurisdiction is applicable to this Agreement or the other transactions contemplated by this Agreement.

         3.25 RIGHTS AGREEMENT. Assuming the truth and accuracy of the representations and warranties contained in Section 4 of this Agreement, solely as a result of entering into this Agreement or consummating the transactions contemplated hereby in accordance with the terms of this Agreement (i) Purchaser shall not be deemed to be an Acquiring Person (as defined in the Rights Agreement), (ii) the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and (iii) the Rights (as defined in the Rights Agreement) will not separate from the Common Shares (as defined in the Rights Agreement).

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller that:

         4.1 ORGANIZATION AND CORPORATE POWER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into the Transaction Documents to which Purchaser is a party and to perform its obligations hereunder and thereunder.

         4.2 AUTHORIZATION OF TRANSACTION. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized by all requisite corporate or organizational action on the part of Purchaser, and no other corporate or organizational proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Purchaser is a party shall when executed constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms.

         4.3 NO VIOLATION. Purchaser is not subject to or obligated under its certificate of incorporation or by-laws (or equivalent governing documents) or any applicable material law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, that would be breached or violated by Purchaser's execution, delivery or performance of the Transaction Documents to which Purchaser is a party.

         4.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. Purchaser is not required to submit any notice, report or other filing (except in connection with the applicable requirements of the HSR Act) with any governmental authority in connection with the execution or delivery by Purchaser of the Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority (except in connection with the applicable requirements of the HSR Act) or any other party or Person is required to be obtained by Purchaser in connection with its execution, delivery and performance of the Transaction Documents to which Purchaser is a party or the transactions contemplated hereby or thereby.

         4.5 LITIGATION. There are no material actions, suits, proceedings or orders pending or, to Purchaser's Knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would adversely affect Purchaser's ability to perform its obligations under the Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

         4.6 BROKERS. Neither Purchaser nor any of Purchaser's Affiliates has retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and neither Purchaser nor any of Purchaser's Affiliates has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

         4.7 ACCESS; ACCREDITED INVESTOR STATUS. Purchaser and its agents and associates have been given access to the assets, books, records, contracts and employees of the Acquired Companies, and have been given the opportunity to meet with officers and other representatives of Seller and the Acquired Companies for the purpose of asking questions concerning, and investigating and obtaining information regarding the Acquired Companies' business, operations and legal affairs. Purchaser is an "ACCREDITED INVESTOR" within the meaning of Regulation D promulgated under the Securities Act.

         4.8 FUNDS. As of the Closing Date, Purchaser shall have funds sufficient to pay the Purchase Price and to complete the transactions contemplated by this Agreement.

         4.9 BENEFICIAL OWNERSHIP OF SELLER COMMON STOCK; ACQUISITION OF ACQUIRED STOCK. As of the date hereof, Purchaser and its Subsidiaries individually or collectively do not beneficially own (as such term is defined and interpreted pursuant to Rule 13d-3 under the Exchange Act) more than 4.99% of Seller's common stock outstanding as of the date hereof. Purchaser is acquiring the Acquired Stock for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any of such Acquired Stock, PROVIDED, HOWEVER, that the disposition of the Acquired Stock shall at all times remain in Purchaser's control.

         4.10 PROXY STATEMENT. None of the information supplied or to be supplied in writing by Purchaser specifically for inclusion in the Proxy Statement will on the date it is first mailed to the Company's stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 5. PRE-CLOSING COVENANTS OF SELLER

         Seller agrees that, between the date of this Agreement and the Closing
Date:

         5.1 AFFIRMATIVE COVENANTS OF SELLER. Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 hereof, unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld or delayed) and except as expressly contemplated by this Agreement, Seller shall cause each of the Acquired Companies to:

                  (a) conduct the business and operations of the Acquired Companies only in the Ordinary Course of Business;

                  (b) keep in full force and effect the corporate existence of the Acquired Companies and all rights, franchises and material Proprietary Rights relating or pertaining to the Acquired Companies and use its reasonable best efforts to cause its current insurance (or reinsurance) policies not to be modified, canceled or terminated or any of the coverage thereunder to lapse;

                  (c) use its reasonable best efforts to carry on the business of the Acquired Companies in the Ordinary Course of Business and to keep the business organizations and properties of the Acquired Companies intact in the Ordinary Course of Business, including business operations, physical facilities, working conditions and employees and relationships with lessors, licensors, suppliers and customers and others having business relations with it;

                  (d) maintain the material assets of the Acquired Companies in such ordinary repair, order and condition (normal wear and tear excepted) consistent with historical needs, replace in accordance with reasonable business practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date

(whether or not such casualty, loss or damage is covered by insurance), either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Seller and Purchaser;

                  (e) encourage all key employees of the Acquired Companies to continue their employment with the Acquired Companies or Purchaser or its Subsidiaries after the Closing;

                  (f) maintain the books, accounts and records of the Acquired Companies in accordance with past custom and practice as used in the preparation of the Financial Statements;

                  (g) cooperate with Purchaser and use reasonable best efforts to cause the conditions to Purchaser's obligations to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all Required Approvals necessary to consummate the transactions contemplated hereby (including, without limitation, all approvals under the HSR
Act);

                  (h) maintain the existence of and use reasonable best efforts to protect all material Proprietary Rights used by the Acquired Companies;

                  (i) maintain the existence of and protect all of the material governmental permits, licenses, approvals and other authorizations of the Acquired Companies;

                  (j) comply in all material respects with all applicable laws, ordinances, and regulations in the operation of the Acquired Companies and promptly following receipt thereof, give Purchaser copies of any notice received from any governmental or regulatory authority or other Person alleging violation thereof; and

                  (k) cooperate with Purchaser in its reasonable investigation of the business, assets and properties of the Acquired Companies and permit Purchaser and its employees, agents, accounting, legal and other authorized representatives, upon reasonable notice and at reasonable hours, to discuss the affairs, finances and accounts of any of the Acquired Companies with the officers, partners, key employees and independent accountants of the Acquired Companies.

         5.2 NEGATIVE COVENANTS OF SELLER. Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 hereof ((i) unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), (ii) unless Seller or an Acquired Company takes such action and causes any related obligations and liabilities to be fully and unconditionally discharged without any cost or expense to any Acquired Company associated therewith following the Closing Date, or (iii) except as expressly contemplated by this Agreement) Seller shall cause each of the Acquired Companies to not:

                  (a) (i) make any loans, enter into any non-arm's length transaction with any Insider, (ii) make or grant any increase in any Acquired Company's employee's, officer's or consultant's compensation outside of the Ordinary Course of Business, (iii) adopt or amend any employee benefit plan, incentive arrangement or other benefit covering any of the employees or consultants of the Acquired Companies outside of the Ordinary Course of Business, or (iv) adopt or modify any target performance goals which would have the effect of increasing compensation specified in clause (ii) or (iii) above;

                  (b) except as specifically contemplated by this Agreement, enter into, modify, amend or terminate any contract, agreement or transaction, other than in the Ordinary Course of Business and at arm's length, with any unaffiliated Person or any Insider or waive, release or assign any material rights or claims thereunder;

                  (c) cause any properties, assets, rights or interests related primarily to the Acquired Companies prior to the date hereof to become primarily used by or primarily related to Seller or any Subsidiary of Seller (excluding the Acquired Companies);

                  (d) amend the certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) of any of the Acquired Companies or take any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such corporation;

                  (e) authorize, issue, sell or otherwise dispose of any shares of Capital Stock of, securities convertible into shares of Capital Stock of, ownership interests in or any option with respect to, any Acquired Company, or modify or amend any right of any holder of outstanding shares of Capital Stock of, ownership interest in or option with respect to any Acquired Company;

                  (f) directly or indirectly redeem, purchase or otherwise acquire any Capital Stock of, ownership interest in or any option with respect to any Acquired Company;

                  (g) acquire, lease or dispose of any tangible assets or properties of any Acquired Company or the Business other than such amounts that in the aggregate do not exceed $50,000;

                  (h) violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any material license held or used by any Acquired Company or any material contract to which any Acquired Company is a party or by which any of their respective assets and properties is bound;

                  (i) (i) incur indebtedness of more than $20,000 or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of an Acquired Company under, any indebtedness of or owing to any Acquired Company (in either case other than indebtedness of any Acquired Company owing to any Acquired Company);

                  (j) enter into change of control, severance agreements or similar arrangements;

                  (k) split, combine or reclassify any of shares of Capital Stock of any Acquired Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for such shares of Capital Stock of any Acquired Company;

                  (l) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person;

                  (m) make any payments outside of the Ordinary Course of Business;

                  (n) except as required by GAAP, make any material change in accounting methods, principles or practices;

                  (o) settle any pending or threatened claim, action or proceeding brought by any Person (other than full and unconditional settlements which do not admit liability and only require payments of less than $5,000);

                  (p) enter into any agreement to lease real property; or

                  (q) agree in writing or otherwise take any of the actions described in Section 5.2.

         5.3 EMPLOYEES IN NORTH CAROLINA. Seller shall terminate on or prior to the Closing Date, those employees listed on the TERMINATED EMPLOYEES SCHEDULE (the "TERMINATED EMPLOYEES") in accordance with the terms of any applicable employment agreement. Seller hereby agrees that all obligations and liabilities arising out of the termination of such Terminated Employees, including severance obligations that may be included in employment agreements, shall be the sole responsibility of (i) Seller or (ii) the Acquired Companies, but only if fully and unconditionally discharged and paid on or prior to the Closing Date.

         5.4 ACCESS. Subject to the provisions of the Confidentiality Agreement and Section 6, Seller shall, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the books, records, properties, facilities and contracts of the Acquired Companies for the purpose of enabling Purchaser to further investigate and inspect, at Purchaser's sole expense, the business, properties, facilities, operations and legal affairs of the Acquired Companies.

         5.5 CONDITIONS. Seller shall use reasonable best efforts to ensure that the conditions set forth in Section 7 and Section 8.3 are satisfied on a timely basis.

         5.6 PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING.

                  (a) As soon as practicable following the date of this Agreement, Seller shall prepare and file with the SEC the Proxy Statement. Seller shall use all reasonable best efforts to respond to comments of the SEC concerning the Proxy Statement to enable the SEC to orally confirm that it has no comments, or no further comments, concerning the Proxy Statement ("PROXY CLEARANCE") as promptly as practicable after such filing. Subject to Section 5.7(d), Seller will use its reasonable best efforts to cause the Proxy Statement to be mailed to Seller's stockholders as promptly as practicable after oral notification of Proxy Clearance. The Proxy Statement shall not be filed, no amendment or supplement thereto shall be made by Seller nor shall the Proxy Statement be distributed without the prior consent of Purchaser and its counsel, which consent shall not be unreasonably withheld or delayed. Seller shall notify Purchaser of the receipt of any comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement, or for additional information, and shall promptly supply Purchaser with copies of all correspondence between Seller (or its representatives) and the SEC (or its staff) with respect thereto. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Seller or Purchaser, as the case may be, will promptly inform the other of such occurrence and cooperate in the filing with the SEC or its staff, and/or mailing to stockholders of Seller, such amendment or supplement.

                  (b) Subject to Section 5.7(d), Seller will, as soon as reasonably practicable in connection with obtaining Proxy Clearance, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting and take all related actions pursuant to DGCL and NASDAQ requirements and Seller's certificate of incorporation and bylaws required for a stockholders meeting. Subject to Section 5.7(d), the Proxy Statement shall include a statement to the effect that Seller's Board of Directors recommended that Seller's stockholders vote in favor of and adopt and approve this Agreement and the transactions contemplated hereby at the Stockholders Meeting.

         5.7 COVENANTS COVERING COMPETING TRANSACTIONS FOR THE ACQUIRED COMPANIES; RELATED MATTERS.

                  (a) From the date hereof until the termination of this Agreement, Seller (and its Affiliates) will not, and Seller (and its Affiliates) will use reasonable best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate any inquiries or the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning the Acquired Companies or the Business to, any Person (other than Purchaser or any of its Affiliates or representatives) relating to any Takeover Proposal whether made before or after the date of this Agreement, PROVIDED, HOWEVER, that Seller may, in response to an unsolicited bona fide written Takeover Proposal by any Person, disclose such non-public information to or engage in negotiations with such Person, if, prior to taking such actions: (i) the proposal did not result from a breach of this
Section 5.7(a), (ii) Seller's Board of Directors determines in good faith after consultation with legal counsel that such action is consistent with its fiduciary duties under applicable law, (iii) the Board of Directors of Seller determines in good faith (after consultation with its financial advisor) that such Takeover Proposal is reasonably likely to be a Superior Proposal, and, (iv) Seller receives from such Person an executed confidentiality agreement with terms no less favorable to Seller than those contained in the Letter Agreement, dated as of June 26, 2000, between Seller and Purchaser ("CONFIDENTIALITY AGREEMENT"). Subject to Section 5.7(d), Seller may not withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to this Agreement and the transactions contemplated hereby or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any letter of intent, agreement in principal, acquisition agreement or other similar agreement with respect to any Takeover Proposal. Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal Interest (as defined below). Seller agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.7. At any time prior to the earlier of the Closing and the termination of this Agreement, Seller shall notify Purchaser as promptly as practicable, and in any event not later than the next day, of any inquiries, expressions of interest, requests for information, proposals or offers received by Seller or any of Seller's representatives relating to a Takeover Proposal (a "TAKEOVER PROPOSAL INTEREST") indicating, in connection with such notice, the name of the Person indicating such Takeover Proposal Interest and the material terms and conditions of any proposals or offers, and thereafter shall keep Purchaser informed, on a current basis, of any material changes in the status and content of any such proposals or offers

                  (b) As used in this Agreement, "TAKEOVER PROPOSAL" shall mean
(1) any proposal for a merger, consolidation or other business combination concerning only the Acquired Companies, (2) any proposal or offer to acquire in any manner, directly or indirectly, any part of the assets or Capital Stock of any or all of the Acquired Companies, and (3) any proposal or offer with respect to any recapitalization or restructuring concerning either of the Acquired Companies or any proposal or offer with respect to any other transaction similar to any of the foregoing relating to any of the Acquired Companies; PROVIDED, HOWEVER, that the term "TAKEOVER PROPOSAL" shall not include a proposal to engage in a merger, consolidation, or business combination transaction or similar transaction involving Seller or a proposal to divest or sell, or a proposal constituting any offer (other than an issuer self-tender offer or stock repurchase) for, any or all of Seller's Capital Stock and which proposal excludes the direct or indirect acquisition of Acquired Stock or the Acquired Companies or the Business. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a Takeover Proposal that involves at least 75% of the fair market value of the assets or Capital Stock of the Acquired Companies, taken as a whole, which the Board of Directors of Seller determines in good faith (based on consultation with its financial advisor, taking into account all of the terms and conditions of the Takeover Proposal, including any conditions to consummation) to be more favorable and provide greater value to Seller than the sale and purchase of the Acquired Stock under this Agreement.

                  (c) Nothing contained in this Agreement shall prevent Seller or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or complying with Rule 14e-2(a) promulgated under the Exchange Act.

                  (d) Neither Seller's Board of Directors nor any committee thereof shall withdraw, qualify or modify or propose to withdraw, qualify or modify, in a manner adverse to Purchaser, the approval or recommendation of this Agreement and the transactions contemplated hereby by Seller's Board of Directors unless the Board of Directors of Seller determines in good faith, after consultation with outside counsel, that a failure to withdraw, qualify or modify such approval or recommendation of this Agreement and the transactions contemplated hereby (or propose to do such) would be inconsistent with its fiduciary duties to Seller's stockholders under applicable law. Neither Seller's Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, a Takeover Proposal that is not a Superior

Proposal or (ii) cause Seller or its Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Takeover Proposal that is not a Superior Proposal unless (A) in the case of clause (i) and (ii), Seller's Board of Directors determines in good faith, after consultation with Seller's financial and legal advisors that such action is consistent with their fiduciary duties under applicable law and
(B) in the case of clause (ii), Seller complies with the termination provisions of Section 9.

         5.8 INTERCOMPANY ACCOUNTS. Immediately prior to the Closing, Seller shall cause: (i) all intercompany accounts (including liabilities) that exist immediately prior to the Closing between any Acquired Company, on the one hand, and Seller or any of its subsidiaries on the other hand; and (ii) at the request of Purchaser, any intercompany accounts between the Acquired Companies that exist immediately prior to the Closing, to be canceled, contributed and/or liquidated on terms reasonably satisfactory to Purchaser without any post-Closing payment or obligation on the part of Seller or its Subsidiaries and without any cost, liability, expense or obligation to the Acquired Companies following the Closing Date.

SECTION 6. PRE-CLOSING COVENANTS OF PURCHASER

         6.1 COVENANTS OF PURCHASER. Purchaser agrees that, between the date of this Agreement and the Closing Date, Purchaser shall:

                  (a) cooperate with Seller and use its reasonable best efforts to cause the conditions to Seller's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations);

                  (b) cooperate with Seller and use reasonable best efforts to obtain all Required Approvals necessary to consummate the transactions contemplated hereby (including, without limitation, all approvals under the HSR
Act);

                  (c) shall not interfere in any manner with the business or operations of the Acquired Companies or with the performance of any of the Acquired Companies' employees; and

                  (d) furnish all information concerning itself or its involvement in the transactions contemplated by this Agreement as may be reasonably requested by Seller in connection with the preparation, filing and distribution of the Proxy Statement.

         6.2 CONDITIONS. Purchaser shall use reasonable efforts to attempt to ensure that the conditions set forth in Section 7.3 and Section 8 are satisfied on a timely basis.

SECTION 7. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

         The obligation of Purchaser to purchase the Acquired Stock and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 3 hereof shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date of this Agreement, except (x) for changes permitted by the terms of this Agreement; (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some earlier date will be determined as of such specified date; and (z) where any such failure of the representations and warranties, in the aggregate, to be true and correct in all respects would not have a Material Adverse Effect.

         7.2 PERFORMANCE. Seller shall have performed and complied with, in all material respects, all obligations, covenants and agreements required by this Agreement to be performed by Seller on or before the Closing Date.

         7.3 STOCKHOLDER APPROVAL. The holders of a majority of the shares of common stock of Seller outstanding on the record date and entitled to vote thereon at the Stockholders Meeting shall have adopted and approved this Agreement and the transactions contemplated hereby.

         7.4 REQUIRED APPROVALS. The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated and any other governmental filings, authorizations and approvals that are required for the consummation of the Closing (the "REQUIRED APPROVALS") shall have been obtained, except where the failure to obtain such Required Approvals are not reasonably likely to have a Material Adverse Effect;

         7.5 NO INJUNCTION. There shall not be in effect, as of the Closing Date, any (i) injunction or binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser and there shall not be pending or threatened on the Closing Date any action, suit or proceeding by any governmental or regulatory authority which could reasonably be expected to result in the issuance of any such order, or (ii) law or regulation that is enacted or adopted in final form, that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser.

         7.6 CLOSING DELIVERABLES. On or prior to the Closing Date, Seller shall have delivered to Purchaser all of the following:

                  (a) a certificate from Seller in a form reasonably satisfactory to Purchaser, dated the Closing Date, stating that the preconditions specified in Sections 7.1, 7.2 and 7.3 have been satisfied;

                  (b) copies of resolutions, certified by the Secretary of Seller, of Seller's board of directors and stockholders approving this Agreement and the transactions contemplated by this Agreement;

                  (c) certificates of the Secretary of State of the State of Delaware and all other states where any of the Acquired Companies are qualified to do business providing that such Acquired Company is in good standing, except where any failure to be so qualified to do business, individually or in the aggregate, would not give rise to a Material Adverse Effect;

                  (d) a copy of the certificate of incorporation or equivalent governing document for each Acquired Company, certified by the appropriate authority in the jurisdiction in which such entity was incorporated or organized;

                  (e) a copy of the bylaws or equivalent governing document for each Acquired Company, certified by an officer of such Acquired Company;

                  (f) all stock certificates and other instruments evidencing ownership of each of the Acquired Companies;

                  (g) all minutes books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of each Acquired Company;

                  (h) a counterpart executed copy of an assignment agreement in substantially the form attached hereto as EXHIBIT B of Seller's indemnification rights related to the Acquired Companies under the Asset Purchase Agreement, dated as of December 19, 1999, by and among StaffMark, Inc., StaffMark Acquisition Corporation Seventeen, ClinForce, L.L.C. and Irene Eisgrau Associates, Inc.;

                  (i) resignation letters delivered by members of the Board of Directors of each Acquired Company, effective as of the Closing;

                  (j) a legal opinion (subject to certain qualifications and assumptions) of counsel to Seller that such counsel is of the opinion that the Transaction Documents have been duly authorized by Seller and are enforceable against Seller in accordance with applicable law; and

                  (k) such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

         7.7 NEW JERSEY PROPERTIES. For each property owned, leased or operated by any of the Acquired Companies in New Jersey, Seller shall have secured from the New Jersey Department of Environmental Protection ("NJDEP") and provided to Purchaser either (i) a Letter of Non-Applicability under New Jersey's Industrial Site Recovery Act, N.J.S.A. 12:K-6 et seq. ("ISRA"), or (ii) if it is determined that the transactions contemplated at Closing do trigger ISRA, for each of those properties for which ISRA is triggered, a written approval by the NJDEP of a negative declaration affidavit, which affidavit had been submitted by Seller to the NJDEP.

Seller shall provide Purchaser with copies of all submissions to, and any correspondence received from, NJDEP regarding ISRA.

         Any condition specified in this Section 7 may be waived by Purchaser in its sole discretion; PROVIDED that no such waiver shall be effective against Purchaser unless it is set forth in a writing executed by Purchaser.

SECTION 8. CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

         The obligation of Seller to sell the Acquired Stock to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Section 4 shall be accurate in all material respects as of the Closing Date.

         8.2 PERFORMANCE. Purchaser shall have performed and complied with, in all material respects, all obligations, covenants and agreements required by this Agreement to be performed by Purchaser on or before the Closing Date.

         8.3 STOCKHOLDER APPROVAL. The holders of a majority of the shares of common stock of Seller outstanding on the record date and entitled to vote thereon at the Stockholders Meeting shall have adopted and approved this Agreement and the transactions contemplated hereby.

         8.4 REQUIRED APPROVALS. The Required Approvals shall have been obtained, except where the failure to obtain such Required Approvals are not reasonably likely to have a Material Adverse Effect;

         8.5 NO INJUNCTION. There shall not be in effect, at the Closing Date, any (i) injunction or binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits or makes illegal the sale of the Acquired Stock by Seller and there shall not be pending or threatened on the Closing Date any action, suit or proceeding by any governmental or regulatory authority which could reasonably be expected to result in the issuance of any such order, or (ii) or law or regulation that is enacted or adopted in final form, that prohibits or makes illegal the sale of the Acquired Stock by Seller.

         8.6 CLOSING DELIVERABLES. On or prior to the Closing Date, Purchaser shall have delivered to Seller all of the following:

                  (a) a certificate from Purchaser in a form reasonably satisfactory to Seller, dated the Closing Date, stating that the preconditions specified in Sections 8.1 and 8.2 have been satisfied;

                  (b) copies of resolutions, certified by the Secretary of Purchaser, of the stockholders of Purchaser and of Purchaser's board of directors approving this Agreement and the transactions contemplated by this Agreement;

                  (c) certificates of the Secretary of State of the State of Delaware and all other states where Purchaser is qualified to do business providing that Purchaser is in good standing, except where any failure to be so qualified to do business, individually or in the aggregate, would not give rise to a Material Adverse Effect;

                  (d) a copy of the certificate of incorporation and bylaws or equivalent governing documents of Purchaser certified by the appropriate authority in the jurisdiction in which such entity was incorporated or organized;

                  (e) a legal opinion (subject to certain qualifications and assumptions) of counsel to Purchaser that such counsel is of the opinion that the Transaction Documents have been duly authorized by Purchaser and are enforceable against Purchaser in accordance with applicable law;

                  (f) a counterpart executed copy of an assumption agreement in substantially the form attached hereto as EXHIBIT C whereby Purchaser and the Acquired Companies assume certain specified obligations of Seller related to the Acquired Companies; and

                  (g) such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

         Any condition specified in this Section 8 may be waived by Seller in its sole discretion; PROVIDED that no such waiver shall be effective unless it is set forth in a writing executed by Seller.

SECTION 9. TERMINATION OF AGREEMENT

         9.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written agreement of Seller and Purchaser;

                  (b) by Seller or Purchaser, if the Closing has not occurred on or prior to June 30, 2001; PROVIDED, HOWEVER, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 9.1(b) if such party's failure to fulfill any of its obligations in any material respect under this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

                  (c) by Seller or Purchaser, if there shall be in effect any
(i) final, non-appealable injunction or binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser or (ii) law or regulation that is enacted or adopted in final form, that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser.

                  (d) by Seller (subject to Seller's compliance in certain circumstances with Section 9.2(b)) or Purchaser, if this Agreement and the transactions contemplated hereby shall not have been approved at the Stockholders' Meeting in accordance with the Stockholder Vote Condition;

                  (e) by Purchaser, upon breach of any material representation, warranty or covenant on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 7.1 or 7.2 would not be satisfied (a "TERMINATING SELLER BREACH"); PROVIDED, HOWEVER, that, if such Terminating Seller Breach is curable by Seller through exercise of all reasonable efforts and for so long as Seller continues to exercise such reasonable efforts, Purchaser may not terminate this Agreement under this
Section 9.1(e); and PROVIDED FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in clause (b) of this Section 9.1;

                  (f) by Seller, upon breach of any material representation, warranty or covenant on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 8.1 or 8.2 would not be satisfied (a "TERMINATING PURCHASER BREACH"); PROVIDED, HOWEVER, that, if such Terminating Purchaser Breach is curable by Purchaser through exercise of all reasonable efforts and for so long as Purchaser continues to exercise such reasonable efforts, Seller may not terminate this Agreement under this Section 9.1(f); and PROVIDED FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in clause (b) of this Section 9.1;

                  (g) by Purchaser under circumstances where (i) Seller's Board of Directors or any committee thereof withdraws, qualifies, or modifies, or proposes to withdraw, qualify or modify, in a manner adverse to Purchaser, the approval or recommendation of this Agreement and the transactions contemplated hereby by Seller's Board of Directors, (ii) Seller shall have failed to include in the Proxy Statement the recommendation of Seller's Board of Directors in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, or (iii) Seller's Board of Directors or any committee thereof shall have approved or recommended, or proposed to approve or recommend, a Takeover Proposal; or

                  (h) by Seller (subject to having complied with Section 5.7(d) and its compliance with Section 9.2(b)) or Purchaser, if Seller or its Affiliates shall have entered into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Takeover Proposal (a "DEFINITIVE COMPETING AGREEMENT").

         Such right of termination shall be exercised by written notice of termination given by the terminating party to the other party hereto in the manner hereinafter provided.

         9.2 EFFECT OF TERMINATION. (a) Subject to Sections 9.2(b) and 9.2(c) below, upon the termination of this Agreement pursuant to Section 9.1, each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 9.2(b), 9.2(c), 9.2(d) and Sections 12.5 and 12.12 will survive; PROVIDED, HOWEVER, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                  (b) If or Purchaser shall have terminated this Agreement:

                           (i) pursuant to clause (d) of Section 9.1, Seller
shall, within one business day after the Stockholders Meeting, pay to Purchaser a termination fee of $500,000, payable in same day funds, if on or before the date of the Stockholders Meeting a Takeover Proposal shall have been disclosed, announced, commenced, submitted or made and either (A) such Takeover Proposal shall not have been affirmatively rejected by the Board of Directors of Seller or (B) Seller's Board of Directors shall have failed to recommend to Seller's stockholders the approval of this Agreement and the transactions contemplated hereby or withdrew, adversely modified or qualified any such recommendation previously given;

                           (ii) pursuant to clause (g) of Section 9.1, Seller
shall, within one business day following termination after such action or inaction specified therein, as the case may be, pay to Purchaser a termination fee of $500,000, in same day funds; or

                           (iii) pursuant to clause (h) of Section 9.1, then
Seller shall, on the day of execution of a Definitive Competing Agreement or, if such day is not a business day, the following business day, pay to Purchaser a termination fee of $1,240,000 payable in same day funds.

                  (c) Any payment made pursuant to clause (i), (ii) or (iii) of
Section 9.2(b) shall obviate any obligation to make a payment under any other clause of Section 9.2(b). If, following the occurrence of any event described in
Section 9.2(b)(i) or Section 9.2(b)(ii), Seller or its Affiliates shall execute a Definitive Competing Agreement concerning a Takeover Proposal on or before the one-year anniversary of the date of termination of this Agreement pursuant to
Section 9.1(d) or Section 9.1(g), as the case may be, Seller shall within one business day of such execution date pay to Purchaser a fee of $740,000 payable in same day funds, in addition to the $500,000 fee previously paid under Section 9.2(b)(i) or 9.2(b)(ii), as the case may be. It is expressly agreed that the remedies of Purchaser set forth in Section 9.2(b) and this Section 9.2(c) shall be its exclusive remedies for any termination of this Agreement pursuant to Sections 9.1(d), (g) or (h) hereof (and there shall be no other remedy for any other basis for termination hereunder) and, after any payment called for by this
Section 9.2, following such termination and payment, all other obligations of Seller under this Agreement shall terminate.

                  (d) Notwithstanding the occurrence of any termination pursuant to Section 9.1 hereof, no such termination shall have any effect upon the Confidentiality Agreement, which shall remain in full force and effect following any such termination.

SECTION 10.   INDEMNIFICATION RELATED MATTERS; TAXES

         10.1 EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as set forth in the proviso hereto and except for Sections 5.3, 10.2, 10.3 and 11 hereof and the terms of the Confidentiality Agreement, the terms of which shall survive the Closing in accordance with the terms hereof and thereof, all of the representations, warranties and covenants of Seller and Purchaser set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date, and all liability of Seller and Purchaser with respect to such representations, warranties and covenants shall thereupon be extinguished; PROVIDED, HOWEVER, that for the limited purposes of asserting an indemnification claim pursuant to Section 10.2, the provisions of introductory clause of Section 3 and (i) the representations and warranties in Sections 3.5, 3.18 and 3.19 hereof shall survive the Closing and shall expire on the eighteen (18) month anniversary of the Closing Date, (ii) the representations and warranties in
Section 3.16 hereof shall survive the Closing and shall expire on the second anniversary of the Closing Date, and (iii) the representations and warranties in Sections 3.2 and 3.3 hereof shall survive the Closing and shall remain in full force and effect for an unlimited time.

         10.2 INDEMNIFICATION BY SELLER.

                  (a) Except for any claims for Damages under this Section 10.2 that properly constitute claims for Taxes under Section 10.3 (which claims shall be governed exclusively by Section 10.3 hereof and not by this Section 10.2), and subject to the provisions and limitations set forth in this Section 10.2, Seller shall indemnify Purchaser and the Acquired Companies and their respective directors and officers (each, an "INDEMNIFIED PARTY") against any Damages that an Indemnified Party incurs as a result of any misrepresentation or breach of any representation or warranty of Seller set forth in Sections 3.2, 3.3, 3.5, 3.16, 3.18 or 3.19 of this Agreement.

                  (b) Without limiting the effect of any of the other limitations set forth herein, Seller shall not be required to make any indemnification payment under Section 10.2 hereof with respect to any breach of any of such representations and warranties referenced in this Section 10.2, except to the extent that the cumulative amount of the Damages actually incurred by the Indemnified Parties as a result of all such breaches of such representations and warranties actually exceeds the Deductible Amount (defined below); and Seller shall only be required to pay, and shall only be liable for, the amount by which the cumulative amount of the Damages actually incurred by the Indemnified Parties exceeds the Deductible Amount. The "DEDUCTIBLE AMOUNT" shall be $250,000 and there shall be excluded from the Deductible Amount any and all Damages with respect to Taxes, which shall be governed exclusively by
Section 10.3 hereof.

                  (c) The total amount of the payments that Seller can be required to make under or in connection with Section 10.2 of this Agreement (including all indemnification payments required to be made to the Indemnified Parties and all amounts payable to any counsel retained by Seller in accordance with this Section 10.2) shall be limited in the aggregate to a maximum amount equal to the Purchase Price, and Seller's cumulative liability shall in no event exceed such amount.

                  (d) For purposes of this Section 10.2 only, Seller shall not be deemed to have breached any representation or warranty if the Indemnified Party had, on or prior to the Closing Date, any Knowledge of the breach of such representation or warranty.

                  (e) Purchaser acknowledges that, except as expressly provided in Section 3, Seller has not made or is not making any representations or warranties whatsoever, implied or otherwise.

                  (f) All claims for indemnification by any Indemnified Party under Section 10.2 will be asserted and resolved as follows:

                           (i) In the  event any claim or demand in respect of
which an Indemnified Party might seek indemnity under Section 10.2(a) is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller (a "THIRD PARTY CLAIM"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to Seller. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, Seller will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that Seller's ability to defend has been materially prejudiced by such failure of the Indemnified Party. Seller will notify the Indemnified Party as soon as practicable within the Dispute Period whether Seller disputes its liability to the Indemnified Party under Section 10.2, and whether Seller desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                                    (A) If Seller notifies the Indemnified Party
within the Dispute Period that Seller desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.2(f), then Seller will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of Seller, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by Seller to a final conclusion or will be settled at the discretion of Seller (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full (minus the Deductible Amount) pursuant to Section 10.2). Seller will have full control of such defense and proceedings; PROVIDED, HOWEVER, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to Seller's delivery of the notice referred to in the first sentence of this clause
(A), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and PROVIDED FURTHER, that if requested by Seller, the Indemnified Party will, at the sole cost and expense of Seller, provide reasonable cooperation to Seller in contesting any Third Party Claim that Seller elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by Seller pursuant to this clause (A), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 10.2, with respect to such Third Party Claim.

                                    (B) If Seller fails to notify the
Indemnified Party within the Dispute Period that Seller desires to defend the Third Party Claim pursuant to Section 10.2 or if Seller gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if Seller fails to give any notice whatsoever within the Dispute Period in respect of the foregoing, then the Indemnified Party will have the right to defend, at the sole cost and expense of Seller, the Third Party Claim by all commercially reasonable proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of Seller, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, Seller will, at its sole cost and expense, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (B), if Seller has notified the Indemnified Party within the Dispute Period that Seller disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of Seller in the manner provided in clause (C) below, Seller will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (B) or of Seller's participation therein at the Indemnified
Party's request, and the Indemnified Party will reimburse Seller in full for all reasonable costs and expenses incurred by it in connection with such litigation. Seller may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (B), and Seller will bear its own costs and expenses with respect to such participation.

                                    (C) If Seller notifies the Indemnified Party
that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.2, or fails to notify the Indemnified Party within the Dispute Period whether Seller disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Damages in the amount specified in the Claim Notice will be conclusively deemed a liability of Seller under Section 10.2, and Seller shall pay the amount of such Damages to the Indemnified Party on demand. If Seller has timely disputed its liability with respect to such claim, Seller and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved in accordance with paragraph (iii) of this Section 10.2(f).

                           (ii) In the event any Indemnified Party should have a
claim under Section 10.2 against Seller that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to Seller. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that Seller demonstrates that it has been materially prejudiced thereby. If Seller notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period that Seller disputes the claim described in such Indemnity Notice, the Damages in the amount specified in the Indemnity Notice will be conclusively deemed a liability of Seller under Section 10.2, and Seller shall pay the amount of such Damages to the Indemnified Party on demand. If Seller has timely disputed its liability with respect to such claim, Seller and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved in accordance with paragraph (iii) of this
Section 10.2.

                           (iii) Any dispute pursuant to this Section 10.2
between the parties hereto and any Indemnified Party that is not a party hereto shall be finally and conclusively determined by the decision of a board of mediators consisting of three (3) members (hereinafter sometimes called the "BOARD OF MEDIATORS") selected as hereinafter provided. Each of the Indemnified Party and Seller shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within ten (10) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. Each of the Indemnified Party and Seller shall submit to the Board of Mediators the amount, if any, such party reasonably believes Seller is required to pay the Indemnified Party in respect of a claim filed by the Indemnified Party together with any supporting documentation necessary or appropriate to calculate such amount. The Board of Mediators shall meet in Boston, Massachusetts or such other place as a majority of the members of the Board of Mediators determines more appropriate, and shall reach and render a decision in writing (concurred by a majority of the members of the Board of Mediators) stating solely whether they agree with the amount submitted by Seller or the amount submitted by the Indemnified Party. The Board of Mediators' decision shall be limited to choosing between the two amounts presented and they shall not be permitted to disagree with both amounts submitted nor shall they be permitted to deviate from such amounts or propose an alternative resolution to the dispute. In connection with rendering its decisions, the Board of Mediators shall adopt and follow such rules and procedures as a majority of the members of the Board of Mediators deems necessary or appropriate. The decision of the Board of Mediators shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Mediators shall cause its written decision to be delivered to the Indemnified Party and Seller. The decision of the Board of Mediators shall be final, binding and conclusive on the Indemnified Party and Seller and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any mediation shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Mediation appointed by such party, PROVIDED, HOWEVER, that the expenses and fees of the third member of the Board of Mediation and any other expenses of the Board of Mediation not capable of being attributed to any one member shall be borne in equal parts by Seller and the Indemnified Party.

                  (g) The right of the Indemnified Parties to assert indemnification claims and receive indemnification payments pursuant to this
Section 10.2 shall be the sole and exclusive right and remedy exercisable with respect to the breach of any representation or warranty specifically referenced in (and not excluded from) this Section 10.2. The Indemnified Parties acknowledge that the remedies for a breach of a representation or warranty of Seller under this Agreement shall be exclusively limited to the remedies under the provisions of Section 10.2 of this Agreement.

         10.3 TAX MATTERS

                  (a) From and after the Closing Date until 90 days after the expiration date of the applicable statute of limitations, Seller agrees to indemnify, without any gross-up for Taxes except as provided below, Purchaser and each Acquired Company against all Taxes: (i) relating to any Acquired Company (including Taxes arising out of the matters described in the LITIGATION SCHEDULE) for (A) any taxable period that ends on or before the Closing Date or
(B) the portion ending on the Closing Date of any taxable period ending after the Closing Date; (ii) imposed on any Acquired Company under Treasury Regulations section 1.1502-6 or any similar state, local or foreign provision; PROVIDED, HOWEVER, that no indemnity shall be provided under this Agreement for any Taxes resulting from any transaction of any Acquired Company occurring after the Closing other than the deemed sales and liquidations resulting from the
Section 338(h)(10) Elections as to which, subject to Section 10.3(j)(i), indemnity shall be provided; or (iii) relating to the failure of Seller to be the common parent of an affiliated group (as defined in

Code section 338(h)(5)) of which the Acquired Companies, on and before the Closing Date, are members or the failure of such affiliated group to file consolidated federal income tax returns for all periods of the Acquired Companies ending on or before the Closing Date. Any indemnity payment made hereunder by Seller to Purchaser shall, in accordance with Section 10.3(n)(i), be treated as an adjustment to the Purchase Price for Tax purposes; PROVIDED, HOWEVER, that to the extent all or any portion of any indemnification payment made pursuant to this Section 10.3 is finally determined by an applicable Tax authority to be treated other than as an adjustment to the Purchase Price and the payment of such claim is considered taxable income to Purchaser, then Seller shall also indemnify Purchaser for the amount of Taxes to be paid on such claim.

                  (b) From and after the Closing Date until the expiration date of the applicable statute of limitations, Purchaser and the Acquired Companies shall indemnify, without any gross-up for Taxes except as provided below, Seller and its Affiliates against all Taxes resulting from any transaction of any such Acquired Company occurring after the Closing. Any indemnity payment made hereunder by Purchaser to Seller shall, in accordance with Section 10.3(n)(i), be treated as an adjustment to the Purchase Price for Tax purposes; PROVIDED, HOWEVER, that to the extent all or any portion of any indemnification payment made pursuant to this Section 10.3 is finally determined by an applicable Tax authority to be treated other than as an adjustment to the Purchase Price and the payment of such claim is considered taxable income to Seller, then Purchaser shall also indemnify Seller for the amount of Taxes to be paid on such claim.

                  (c) Payment by the Tax indemnitor of any amount due under this
Section 10.3 shall be made within ten days following written notice by the Tax indemnitee that payment of such amounts to the appropriate Tax authority is due; PROVIDED, that, the Tax indemnitor shall not be required to make any payment earlier than five days before it is due to the appropriate Tax authority. The provisions of the immediately preceding sentence shall apply with respect to a payment of Tax that is due despite the fact that the Tax is being contested; PROVIDED, HOWEVER, that the Tax indemnitor may post a bond or take any other action (that does not have any cost to, or adverse effect on, the Tax indemnitee) that prevents the payment of the Tax from becoming due.

                  (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the portion of the period ending on the Closing Date shall be
(i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and
(ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit that cannot be prorated pursuant to clause (ii) of the immediately preceding sentence shall be prorated based upon the fraction employed in clause (i) thereof.

                  (e) Purchaser shall promptly pay to Seller any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser or any Acquired Company of Taxes: (i) relating to taxable periods or portions thereof ending on or before the Closing Date; or (ii) attributable to an amount paid by Seller under Section 10.3(a) hereof, reduced in each case by the amount of any liability for Taxes incurred by Purchaser or the Acquired Companies as the result of the receipt of the refund or credit. Purchaser shall, if Seller so requests and at Seller's expense, cause the relevant entity to file for and obtain any refund to which Seller is entitled under this Section 10.3(e). Purchaser shall permit Seller to control (at Seller's expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as Seller shall designate (subject to Purchaser's approval, which shall not be unreasonably withheld) to represent such entity with respect to such refund claim.

                  (f) Purchaser and each Acquired Company shall elect, whenever permitted, to relinquish the entire carryback period with respect to any net operating loss, capital loss or Tax credit attributable to Purchaser or such Acquired Company in any taxable period beginning after the Closing Date that could be carried back to a taxable year of an Acquired Company ending on or before the Closing Date; whenever such an election is not permitted, Purchaser or any such Acquired Company may carry back such net operating loss, capital loss or Tax credit, as the case may be, to such prior taxable year and Seller shall pay to Purchaser, any Acquired Company, or any of their Affiliates any refund or credit of Taxes that results from such carryback.

                  (g) After the Closing Date, Purchaser shall promptly notify Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any written demand or claim on Purchaser or any Acquired Company which, if determined adversely to the taxpayer would be grounds for indemnification under Section 10.3(a) or (b). Such notice shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller prompt notice of an asserted Tax liability as required by this Section 10.3(g), then, if Seller is precluded by the failure to give prompt notice from contesting the asserted Tax liability in either the applicable administrative or the judicial forum, then Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability.

                  (h) Seller may elect to direct, through Tax counsel of its own choosing (subject to Purchaser's approval, which shall not be unreasonably withheld) and at its own expense, the portion of any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 10.3(a) (that portion of any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "CONTEST"). If Seller elects to direct a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability, notify Purchaser in writing of its intent to do so and may not thereafter contest its obligation to indemnify Purchaser with respect to the subject matter of such Contest (but only with respect to such Taxes that are determined by the applicable Tax authority in such Contest to be Taxes that relate to any date, period, or portion of a period ending before the Closing
Date), and Purchaser shall (i) cooperate and shall cause each Acquired Company or its respective successor or successors to cooperate, at Seller's expense, in each phase of such Contest and (ii) promptly empower and shall cause the Acquired Companies or their respective successors promptly to empower (by power of attorney and such other documentation as may be reasonably necessary and appropriate) such representatives of Seller as it may designate (subject to Purchaser's approval, which shall not be unreasonably withheld) to represent Purchaser or the Acquired Companies or their respective successors in the Contest insofar as the Contest involves an asserted Tax liability for which Seller would be liable under Section 10.3(a). If Seller elects not to direct the Contest, fails to notify Purchaser of its election as herein provided or contests its obligation to indemnify under
Section 10.3(a), Purchaser or any Acquired Company may pay, compromise or contest such asserted Tax liability. In any event, Seller may participate, at Seller's expense, in the Contest.

                  (i) Seller shall prepare and file any Tax Returns and schedules relating to the Acquired Companies for the period ending on or before the Closing Date. Such Tax Returns and schedules shall be prepared on a basis consistent with those prepared for prior Tax years unless a different treatment of any item is required by an intervening change in law. Purchaser shall prepare or cause each Acquired Company to prepare any Tax Return relating to such Acquired Company for any period ending after the Closing Date.

                  (j) The parties agree as follows with respect to Section 338(h)(10) of the Code:

                           (i) Seller and, if applicable, its subsidiaries other
than the Acquired Companies (the "NON-ACQUIRED SUBSIDIARIES") shall join with Purchaser in making a timely election under Section 338(h)(10) of the Code (and any corresponding election permitted under state or local tax law) with respect to the transactions contemplated hereby (the "SECTION 338(h)(10) ELECTIONS"); PROVIDED, HOWEVER, that Purchaser shall indemnify Seller for the Taxes that are imposed by any state taxing jurisdiction with respect to any Acquired Company as a result of any such Section 338(h)(10) Election to the extent that those Taxes exceed the amount of Taxes that would be imposed by that state taxing jurisdiction on a sale of the assets of the applicable Acquired Company and the Tax-free liquidation of that Acquired Company. At the closing, Seller shall deliver to Purchaser Internal Revenue Service Form 8023 and any other state or local forms required for the Section 338(h)(10) Elections (collectively, the "SECTION 338 FORMS"), each of the Section 338 Forms having been signed by Seller and any Non-acquired Subsidiaries requested by Purchaser. Each of the Section 338 Forms shall to the extent possible be completed at or prior to the Closing. To the extent that any item on a form has not been so completed, Purchaser's accountants shall complete the form in accordance with the purchase price allocation provided for in paragraph (ii) below. Seller shall at any time and from time to time after the Closing cooperate with Purchaser in connection with the Section 338 Elections, including the signing by Seller and the Non-acquired Subsidiaries of any forms that Purchaser may reasonably request in order to accomplish the Section 338 Elections. Purchaser and the Non-acquired Subsidiaries shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Elections on their Tax Returns to the extent required by applicable federal, state or local law. Purchaser shall be responsible for the preparation and filing of the Section 338 Forms. At least 30 days prior to the filing of the Section 338 Forms by Purchaser, Purchaser shall furnish such forms to Seller for Seller's review and approval, which approval shall not be unreasonably withheld.

                           (ii) The Purchase Price and the liabilities of the
Acquired Companies (plus other relevant items) (the "ALLOCABLE AMOUNT") shall be allocated to the categories of assets of the Acquired Companies for all purposes (including Tax and financial accounting) as shown on the "ALLOCATION SCHEDULE" attached hereto (which reflect the assets and liabilities of the Acquired Companies as of October 31, 2000), as adjusted to reflect: (i) changes in the amount of the Acquired Companies' liabilities from October 31, 2000 through the Closing Date and (ii) changes in the amounts of the Acquired Companies' assets from October 31, 2000 through the Closing Date; PROVIDED, HOWEVER, that the Allocable Amount shall be allocated among classes or categories of assets as provided by the Code and the related Treasury regulations, PROVIDED, FURTHER, that Purchaser shall provide the final allocation to Seller and consult with Seller prior to filing. The relative fair market values of the assets within each category and the amount allocated to the particular assets within each category shall be determined by Purchaser in a manner consistent with any requirements of the Code.
Seller, Seller's subsidiaries, Purchaser and the Acquired Companies shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                  (k) All tax sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

                  (l) Subject to the agreements in the other subsections of this
Section 10.3, Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Acquired Companies for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of: (i) 90 days after the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods; or (ii) eight years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 10.3(l) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                  (m) Purchaser agrees to assume liability for and to pay all sales, use, transfer, stamp, stock transfer, real property transfer and similar Taxes incurred as a result of the Closing Transactions contemplated hereby.

                  (n) The Parties agree as follows with respect to the following miscellaneous Tax matters:

                           (i) The parties agree to treat all indemnification
payments made under this Agreement as adjustments to the Purchase Price for Tax purposes;

                           (ii) Section 10.3 shall be the sole provision
governing Tax matters and indemnities therefor under this Agreement;

                           (iii) For purposes of this Section 10.3 all
references to Purchaser, Seller, and the Acquired Companies include successors; and

                           (iv) The covenants and agreements of the parties
hereto contained in this Section 10.3 shall survive the Closing and shall remain in full force and effect until 90 days after the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by Seller under Section 10.3(a) of this Agreement or by Purchaser under Section 10.3(b) of this Agreement.

SECTION 11. ADDITIONAL COVENANTS

         11.1 COVENANT OF SELLER NOT TO COMPETE: NONSOLICITATION. In consideration of the Purchase Price to be received under this Agreement, Seller agrees that, for a period of two (2) years after the Closing Date, it shall not directly or indirectly, do any of the following:

                  (a) own, manage, operate, control, act as consultant or advisor to, render any services for, have any financial interest in, or otherwise be connected in any manner with the ownership, management, operation or control of any person, firm, partnership, corporation, or other entity that is engaged in the permanent placement and temporary staffing of clinical trials support services personnel (the "BUSINESS") anywhere within North America; PROVIDED, HOWEVER, that any one or more of the following items shall in no way breach, violate, or otherwise in any manner conflict with the noncompetition covenant in the preceding clause: (i) the operation by Seller directly or indirectly of all or a portion of its e-solutions, e-services, e-consulting, system hosting, web-hosting, custom software application development, custom system integration development and network configuration businesses (collectively, "E-SERVICES") and any maintenance for any such software or system development, including the rendering of any E-Services for, any Internet-based system or service for the temporary or permanent placement and staffing of clinical trials support services personnel; and (ii) the ownership of not more than five percent (5%) of any class of securities of any Person that engages in the Business and has a class of securities registered pursuant to Section 12 of the Exchange Act; or

                  (b) solicit the Business of any Person who to Seller's Knowledge is a customer of the Acquired Companies or any Business from any Person who was a customer or account of any of the Acquired Companies at the time of the Closing or within the preceding one year period; PROVIDED, HOWEVER, that nothing in this Section 11.1 (b) shall restrict in any manner the ability of Seller or any of its Non-acquired Subsidiaries to solicit customers, suppliers, licensees, licensors or other business relations of the Acquired Companies in connection with operating the business of Seller and/or its Non-acquired Subsidiaries so long as such business does not violate Section 11.1(a).

         11.2 CONFIDENTIALITY. Seller shall treat and hold as confidential for a period of two years following the Closing Date any information concerning the business and affairs of the Acquired Companies that is not available to the public as of the date of this Agreement or hereafter during such two-year period through no breach of this covenant by Seller (the "CONFIDENTIAL INFORMATION"), refrain from using any of the Confidential Information, except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are Seller's possession or under Seller's control. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order at Purchaser's expense or waive compliance with the provisions of this Section
11.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller on the advice of counsel, is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that such disclosing Person shall use his or its reasonable best efforts to obtain, at the expense and request of Purchaser, an order or other assurance that confidential treatment shall be accorded to such expense and portion of the Confidential Information required to be disclosed as Purchaser shall designate.

         11.3 DIVISIBILITY. Seller acknowledges that all of the foregoing provisions of Section 11 are reasonable and are necessary to protect and preserve the value of the Acquired Companies and to prevent any unfair advantage being conferred on Seller. If any of the covenants set forth in this Section are held to be unreasonable, arbitrary, or against public policy, the restrictive time period herein shall be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein shall be deemed to comprise the larger territory permissible by law under the circumstances.

         11.4 TAX-QUALIFIED PLANS. On the Closing Date or as soon as practicable thereafter, Purchaser shall permit any active employee of an Acquired Company who has an account balance under the Edgewater Technology 401(k) Savings Plan (a "PARTICIPANT") to rollover (whether by direct or indirect rollover, as selected by such Participant) his or her "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code) from the Edgewater Technology 401(k) Savings Plan to a retirement plan maintained by Purchaser or its affiliates that contains a cash or deferred arrangement under Section 401(k) of the Code ("PURCHASER 401(k) PLAN"). Seller acknowledges that on and after the Closing Date the account balances of employees of the Acquired Companies shall be distributable from the Edgewater Technology 401(k) Savings Plan in accordance with Section 401(k)(10) of the Code. Seller and the Edgewater Technology 401(k) Savings Plan shall not place any Participant's plan loan into default or declare a default with respect to any plan loan during the six-month period following the Closing Date or such shorter period as requested by Purchaser, so long as such Participant continues to make payments where due and transfers his or her account balance under the Edgewater Technology 401(k) Savings Plan, together with the note evidencing the plan loan, to the Purchaser 401(k) Plan through a direct rollover on or as soon as administratively practicable following the Closing. Purchaser shall be responsible for forwarding all loan payments under the Edgewater Technology 401(k) Savings Plan to the trustee of the Edgewater Technology 401(k) Savings Plan. Purchaser shall amend the Purchaser 401(k) Plan and Seller shall amend the Edgewater Technology 401(k) Savings Plan to the extent necessary in order to effectuate the transactions contemplated under this
Section 11.4. Seller and Purchaser shall cooperate with each other (and cause the trustees of the Edgewater Technology 401(k) Savings Plan and Purchaser 401(k) Plan to cooperate with each other) with respect to the rollover of the distributions to the Participants.

SECTION 12. MISCELLANEOUS PROVISIONS

         12.1 TIME OF ESSENCE. Time is of the essence of this Agreement.

         12.2 COMPLIANCE WITH LAWS. Purchaser and Seller shall execute such agreements and other documents, and shall take such other actions, as Seller and Purchaser, as the case may be, may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in full compliance with the provisions of all applicable laws and regulations.

         12.3 PUBLICITY. No press release, publicity, disclosure or notice to any Person concerning any of the transactions contemplated by this Agreement shall be issued, given, made or otherwise disseminated by Purchaser or Seller or any of their respective Affiliates or Associates at any time (whether prior to, at or after the Closing) without the prior consent of Seller and Purchaser, which consent shall not be unreasonably withheld.

         12.4 ACCESS OF SELLER TO BOOKS AND RECORDS. At all times after the Closing Date, Purchaser shall give Seller and Seller's agents reasonable access to the books and records of the Acquired Companies (to the extent such books and records relate to the period prior to the Closing Date).

         12.5 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated thereby; PROVIDED, HOWEVER, that Purchaser shall deliver to Seller at Closing $22,500 in respect of HSR Act filing fees previously paid by Seller in connection with the transactions contemplated by this Agreement.

         12.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

         12.7 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered when received personally, by fax, mail or overnight delivery service by the intended recipient at the following address or fax number (or at such other address or fax number as the intended recipient shall have specified in a written notice given to the other party hereto):

                     if to Purchaser:

                  Cross Country TravCorps, Inc.
                  6551 Park of Commerce Blvd., N.W.
                  Suite 200
                  Boca Raton, FL 33431
                  Attn: President
                  Fax: (561) 912-9068
                     with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, N.Y. 10036
                  Attn: Stephen Rubin, Esq.
                  Fax: (212) 969-2900

                     if to Seller:

                  Edgewater Technology, Inc.
                  234 East Millsap Rd.
                  Fayetteville, Arkansas 72703
                  Attn: Clete T. Brewer
                        Gordon Y. Allison, Esq.
                  Fax: (501) 973-7909

                     with a copy to:

                  Cooley Godward LLP
                  One Freedom Square
                  Reston Town Center
                  11951 Freedom Drive
                  Reston, VA 20190-5601
                  Attn: Brian J. Lynch, Esq.
                        Charles T. Haag, Esq.
                  Fax: (703) 456-8100

         12.8 TABLE OF CONTENTS AND HEADINGS. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         12.9 ASSIGNMENT. Neither party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that Seller may, prior to the Closing, assign to any Person its right to receive all or any portion of the amount payable to Seller under Section 1.2.

         12.10 PARTIES IN INTEREST. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto and the Persons (in addition to the parties hereto) that may be entitled to indemnification pursuant to Section 10 of this Agreement.

         12.11 SEVERABILITY. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         12.12 ENTIRE AGREEMENT. This Agreement, and the Confidentiality Agreement set forth the entire understanding of Purchaser and Seller and supersede all other agreements and understandings between Purchaser and Seller relating to the subject matter hereof and thereof. Regardless of any termination of this Agreement or any closing of the transactions contemplated by this Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof.

         12.13 WAIVER. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

         12.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Purchaser and Seller.

         12.15 INTERPRETATION OF AGREEMENT.

                  (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

                  (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (c) As used in this Agreement, the words "INCLUDE" and "INCLUDING," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "WITHOUT LIMITATION."

                  (d) References herein to "SECTIONS," "EXHIBITS," and "SCHEDULES" are intended to refer to Sections of and Exhibits and Schedules to this Agreement.



                           [Signature Pages to Follow]

         Purchaser and Seller have caused this Stock Purchase Agreement to be executed as of the date first written above.

                             CROSS COUNTRY TRAVCORPS, INC.


                             By: /s/  Joseph A. Boshart
                                 --------------------------------------
                                   Name:  Joseph A. Boshart
                                   Title: President and Chief Executive Officer


                             EDGEWATER TECHNOLOGY, INC.


                             By: /s/ Clete T. Brewer
                                 --------------------------------------
                                   Name:  Clete T. Brewer
                                   Title:  Chairman and Chief Executive Officer

                                  EXHIBIT A TO
                            STOCK PURCHASE AGREEMENT


                                  DEFINED TERMS


         For purposes of this Agreement (including the Schedules thereto):

         "ACQUIRED COMPANIES" shall have the meaning specified in the recitals to this Agreement.

         "ACQUIRED STOCK" shall have the meaning specified in the recitals to this Agreement.

         "ADJUSTED NET WORKING CAPITAL" means the Net Working Capital MINUS any amount of the accounts receivable line item listed on the Closing Date Balance Sheet that remains unpaid on the Realization Date.

         "AFFILIATE" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "CONTROL" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

         "AGREEMENT" means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

         "ALLOCABLE AMOUNT" shall have the meaning specified in Section 10.3(j)(ii).

         "ASSOCIATES" of a Person shall include:

                  (a) such Person's Affiliates, directors, officers, employees, agents, attorneys, accountants and representatives; and

                  (b) all directors, officers, employees, agents, attorneys, accountants and representatives of each of such Person's Affiliates.

         "BUSINESS" shall have the meaning set forth in Section 11.1(a).

         "BENEFIT PLANS" shall have the meaning set forth in Section 3.13(a).

         "BOARD OF MEDIATORS" shall have the meaning set forth in Section 10.2(f)(iii).

         "CAPITAL STOCK" means (i) in the case of a corporation, any and all shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and
(v) in any case, any right to acquire any of the foregoing.

         "CLAIM NOTICE" means written notification pursuant to Section 10.2(f) of a Third Party Claim as to which indemnity under Section 10.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against Seller under Section 10.2, together with the amount or, if not then reasonably ascertainable, the estimated amount determined in good faith, of such Third Party Claim.

         "CLOSING" shall have the meaning set forth in Section 2.1.

         "CLOSING DATE" shall mean the time and date as of which the Closing actually takes place.

         "CLOSING DATE BALANCE SHEET" means an unaudited combined balance sheet for the Acquired Companies as of the close of business on the Closing Date (determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement) prepared in accordance with and applied on a basis consistent with the Latest Balance Sheet (subject to the same types of adjustments, including cutoff adjustments, as reflected in the Latest Balance Sheet, as well as being subject to the same inclusions, exclusions and exceptions set forth on the FINANCIAL STATEMENTS SCHEDULE); PROVIDED, HOWEVER, that the allowance for doubtful accounts amount in the Closing Date Balance Sheet shall be the same amount as that set forth in the Latest Balance Sheet.

         "CLOSING TRANSACTIONS" shall have the meaning set forth in Section 2.2.

         "COBRA" shall have the meaning set forth in Section 3.13(a).

         "CODE" means the United States Internal Revenue Code of 1986, as amended.

         "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 11.2.

         "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 5.7(a).

         "CONTEST" shall have the meaning specified in Section 10.3(j).

         "DAMAGES" shall mean out-of-pocket losses, out-of-pocket costs, including reasonable attorney fees for which an Indemnified Party shall have the right to receive reimbursement pursuant to Section 10 hereof, and out-of-pocket damages, excluding in each case lost profits, incidental, or special and consequential damages; PROVIDED, HOWEVER, that for purposes of computing the amount of Damages incurred by any Person, there shall be deducted:

                  (a) in the case of an Acquired Company, an amount equal to the amount of any Tax benefit actually realized by such Acquired Company in connection with such Damages or the circumstances giving rise thereto; and

                  (b) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or receivable by such Person or any of such Person's Affiliates in connection with such Damages or the circumstances giving rise thereto.

         "DEDUCTIBLE AMOUNT" shall have the meaning specified in Section
10.2(b).

         "DEFINITIVE COMPETING AGREEMENT" shall have the meaning specified in
Section 9.1(h).

         "DETERMINATION DATE" has the meaning set forth in Section 1.4(b).

         "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended.

         "DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 3.

         "DISPUTE NOTICE" means written notification during the Dispute Period to an Indemnified Party stating that Seller disputes its liability under Section
10.2 to such Indemnified Party with respect to the Indemnified Party's Claim Notice or Indemnity Notice.

         "DISPUTE PERIOD" means the period ending 30 calendar days following receipt by Seller of either a Claim Notice or an Indemnity Notice.

         "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, interference, proxy, option, right of first refusal, preemptive right, community property interest, impediment, limitation, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, rules, codes, judgments, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

         "ERISA" shall have the meaning set forth in Section 3.13(a).

         "ERISA AFFILIATE" shall have the meaning set forth in Section 3.13(a).

         "E-SERVICES" shall have the meaning set forth in Section 11.1(a).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.5.

          "GAAP" means, at any given time, generally accepted accounting principles of the United States, consistently applied.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

         "INDEMNITY NOTICE" means written notification pursuant to Section 10.2 of a claim for indemnity under Section 10.2 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

         "INDEPENDENT ACCOUNTING FIRM" has the meaning set forth in Section 1.4(b).

         "INITIAL NET WORKING CAPITAL" means $2,797,776, which is the amount equal to the difference of (x) the sum of the amounts from the Latest Balance Sheet of the following current asset accounts of the Acquired Companies: (A) cash accounts (which includes only payroll checks and accounts payable checks),
(B) cash clearing (which includes only payments against accounts receivable),
(C) restricted cash, (D) accounts receivable, (E) prepaid expenses, and (F) other current assets, MINUS (y) the sum of the amounts from the Latest Balance Sheet of the following current liability accounts of the Acquired Companies: (A) payroll and related liabilities, (B) accounts payable and (C) other accrued liabilities.

          "INSIDER" means, (i) any executive officer or director of Seller, any of the Acquired Companies, or any Affiliate of Seller (ii) any stockholder owning beneficially 5% or more of the Capital Stock of Seller (excluding any Person not otherwise referenced in clauses (i), (iii) or (iv) hereof that has filed, with respect to Seller, a beneficial ownership report on Schedule 13G under the Exchange Act), (iii) any partner of Seller or any of the Acquired Companies, or (iv) any Affiliate of Seller or any of the Acquired Companies, any spouse or descendant (natural or adopted) of any such individual, or any entity in which any such Person owns a controlling interest.

         "ISRA" shall have the meaning set forth in Section 7.7.

         "KNOWLEDGE" and terms of similar import mean, with respect to a Person, the actual knowledge of such individual, or if the Person is a corporation, the actual knowledge of the executive officers and directors of such Person (and in the case of Seller the directors and executive officers of the Acquired Companies) with respect to the particular matter in question.

         "LATEST BALANCE SHEET" shall have the meaning set forth in Section 3.5.

         "LEASES" has the meaning set forth in Section 3.20.

         "LICENSES" means all permits, licenses, franchises, certificates, approvals and other authorizations of third parties or foreign, federal, state or local governments or other similar rights.

         "LIENS" means, except with respect to any and all Permitted Encumbrances, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against Seller or any Affiliate, any filing or agreement to file a financing statement as debtor under the UCC or any similar statute other than to reflect ownership by a third party of property leased to any of the Acquired
Companies under a lease which is not in the nature of a conditional sale or title retention agreement.

         "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any material adverse effect on, or change in, the Business, financial condition or results of operations of the Acquired Companies, taken as a whole, other than any such effect directly arising out of or directly resulting from conditions affecting the permanent placement and temporary staffing of clinical trials support services personnel industry.

         "MATTER" shall mean any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter.

         "NET WORKING CAPITAL" means the amount equal to the difference of (x) the sum of the amounts from the Closing Date Balance Sheet of the following current asset accounts of the Acquired Companies: (A) cash accounts (which includes only payroll checks and accounts payable checks), (B) cash clearing (which includes only payments against accounts receivable), (C) restricted cash,
(D) accounts receivable, (E) prepaid expenses, and (F) other current assets, MINUS (y) the sum of the amounts from the Closing Date Balance Sheet of the following current liability accounts of the Acquired Companies: (A) payroll and related liabilities, (B) accounts payable and (C) other accrued liabilities.

                  "NET WORKING CAPITAL ADJUSTMENT" means the positive or negative difference of: (x) the Initial Net Working Capital MINUS (y) the Adjusted Net Working Capital.

         "NON-ACQUIRED SUBSIDIARIES" shall have the meaning set forth in Section 10.3(j)(i).

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of any of the Acquired Companies' businesses, in each case consistent with past practice.

         "PARTICIPANT" shall have the meaning set forth in Section 11.4.

         "PERMITTED ENCUMBRANCES" shall mean: (A) statutory liens for current taxes or other governmental charges with respect to such property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which reserves are included in the Financial Statements;
(B) mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; (C) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over such property which are not violated by the current use and operation of such property; and (D) covenants, conditions, restrictions, easements and other matters of record affecting title to such property which do not unreasonably interfere with the current use, occupancy, or value, or the marketability of title, of such property; (E) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; (F) pledges or deposits in connection with or to secure workmen's compensation, unemployment insurance pension or other employee benefits; (G) any Lien renewing, extending or refunding any Lien permitted hereunder; and (H) Liens and imperfections of title the existence of which would not materially affect the use of the property subject thereto, consistent with past practice and (I) encumbrances arising out of any restriction on the receipt of income derived from any asset or on the possession or use of any asset, in either case resulting from the failure to obtain the consent of a third party in respect of the assignment of or conveyance of rights under any contract, lease or agreement of the Acquired Companies in connection with the transaction contemplated by this Agreement.

         "PERSON" shall mean any individual, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.

         "PROPRIETARY RIGHTS" means the following matters solely related to the business of the Acquired Companies only: (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) Internet domain names and web sites, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), and (vii) license agreements related thereto.

         "PROXY CLEARANCE" shall have the meaning set forth in Section 5.6(a).

         "PROXY STATEMENT" shall have the meaning specified in Section 3.4.

         "PURCHASE PRICE" shall have the meaning specified in Section 1.2.

         "PURCHASER" shall mean Cross Country TravCorps, Inc., a Delaware Corporation.

         "PURCHASER 401(k) PLAN" shall have the meaning specified in Section
11.4.

         "REALIZATION DATE" shall have the meaning set forth in Section 1.4(a).

         "REQUIRED APPROVALS" shall have the meaning specified in Section 7.4.

         "RESOLUTION PERIOD" means the period ending thirty (30) calendar days following receipt by an Indemnified Party of a Dispute Notice.

         "RIGHTS AGREEMENT" means the Rights Agreement, dated as of July 21, 2000, between Seller and Equiserve Trust Company, N.A., as Rights Agent.

         "SELLER" shall mean Edgewater Technology, Inc., a Delaware corporation.

         "SEC" means the Securities and Exchange Commission of the United
States.

         "SECTION 338(h)(10) ELECTIONS" shall have the meaning specified in
Section 10.3(j)(i).

         "SECTION 338 FORMS" shall have the meaning specified in Section 10.3(j)(i).

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "STOCKHOLDER VOTE CONDITION" shall have the meaning set forth in
Section 3.2.

         "STOCKHOLDERS MEETING" shall mean the meeting (and any adjournments or postponements thereof) of the stockholders of Seller convened to consider and vote upon the subject matter necessary to satisfy the Stockholder Vote Condition in accordance with DGCL.

         "SUBSIDIARY" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

         "SUPERIOR PROPOSAL" shall have the meaning set forth in Section 5.7(b).

         "TAKEOVER PROPOSAL" shall have the meaning set forth in Section 5.7(b).

         "TAKEOVER PROPOSAL INTEREST" shall have the meaning set forth in
Section 5.7(a).

         "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "TAXES" means any federal, state, local, or foreign income, gross receipts, sales, use, employment, unemployment, franchise, profits, property or other taxes, stamp taxes and duties, assessments or charges of any kind whatsoever (whether direct or withholding taxes), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, and together with out-of-pocket expenses associated with the reasonable attorney fees for which Purchaser or the Acquired Companies shall have the right to receive reimbursement pursuant to Section 10 hereof.

         "TERMINATED EMPLOYEES" shall mean the employees identified in
Section 5.3.

         "TERMINATING PURCHASER BREACH" shall have the meaning set forth in
Section 9.1(f).

         "TERMINATING SELLER BREACH" shall have the meaning set forth in Section 9.1(e).

         "THIRD PARTY CLAIM" shall have the meaning set forth in Section 10.2(f)(i).

         "TRANSACTION DOCUMENTS" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

         "TREASURY REGULATIONS" means the United States Treasury Regulations promulgated pursuant to the Code.

         "UCC" means the Uniform Commercial Code.

         "WARN" shall have the meaning set forth in Section 3.12.

                               INDEX OF SCHEDULES


EXHIBITS

Exhibit A - List of Defined Terms
Exhibit B - Form of Assignment Agreement
Exhibit C - Form of Assumption Agreement

SCHEDULES

Acquired Companies Schedule
Organization Schedule
Conflicts Schedule
Financial Statements Schedule
Developments Schedule
Taxes Schedule
Proprietary Rights Schedule
Litigation Schedule
Brokerage Schedule
Permits Schedule
Employees Schedule
Benefit Plans Schedule
Insurance Schedule
Officers, Directors and Bank Accounts Schedule
Compliance Schedule
Environmental Schedule
Contracts Schedule
Real Estate Schedule
Undisclosed Liabilities Schedule
Affiliated Transactions Schedule
Terminated Employees Schedule